Exhibit 2.4

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

By and Among

Ilera Holdings LLC, a Pennsylvania limited liability company,

Mera I LLC, a Maryland limited liability company,

Mera II LLC, a Maryland limited liability company,

TerrAscend Corp.,

a corporation incorporated under the Ontario Business Corporations Act,

WDB Holding PA, Inc.,

a Delaware corporation, and

Osagie Imasogie, as Sellers’ Agent

August 1, 2019

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

This Securities Purchase and Exchange Agreement (this “Agreement”) is entered into on August 1, 2019, by and among TerrAscend Corp., a corporation incorporated under the Ontario Business Corporations Act (“Parent”), WDB Holding PA, Inc. a Delaware corporation (“Buyer”), Ilera Holdings LLC, a Pennsylvania limited liability company (“Holdings”), Mera I LLC, a Maryland limited liability company (“Mera I”), Mera II LLC, a Maryland limited liability company (“Mera II” and, collectively with Holdings and Mera I, “Sellers”), and Osagie Imasogie, as Sellers’ Agent. Parent, Buyer and Sellers are referred to collectively herein as the “Parties.”

R E C I T A L S

A.           Sellers, in the aggregate, own all of the outstanding equity of Ilera Healthcare LLC, a Pennsylvania limited liability company (“Healthcare”). Healthcare is a medical marijuana grower/processor located in Waterfall, PA, and holds a grower/processor permit issued by the Pennsylvania Department of Health (the “DOH”).

B.            Sellers, in the aggregate, own all of the outstanding equity of Ilera Dispensing LLC, a Pennsylvania limited liability company (“Dispensing”). Dispensing is a medical marijuana dispensary located in Plymouth Meeting, PA and holds a dispensary permit issued by the DOH.

C.            Sellers, in the aggregate, own all of the outstanding equity of Ilera Security LLC, a Pennsylvania limited liability company (“Security”). Security provides business security services to Healthcare and Dispensing.

D.           Sellers, in the aggregate, own all of the outstanding equity of Ilera InvestCo I LLC, a Pennsylvania limited liability company (“Investco”). Investco owns a ten percent (10%) interest in KCR Holdings LLC and a ten percent (10%) interest in GuadCo LLC, each a Pennsylvania limited liability company.

E.            Sellers, in the aggregate, own all of the outstanding equity of 235 Main Street Mercersburg LLC, a Pennsylvania limited liability company (“Main”). Main owns real estate in Mercersburg, Pennsylvania.

F.            Healthcare owns fifty percent (50%) of the outstanding limited partnership interests in IHC Real Estate LP, a Delaware limited partnership (“IHC Real Estate”). The other fifty percent (50%) of the outstanding limited partnership interests in IHC Real Estate, in the aggregate, is owned by 11 individual limited partners. IHC Real Estate owns certain real property that is leased to Healthcare.

G.           Sellers, in the aggregate, own all of the outstanding equity of IHC Real Estate GP, LLC, a Delaware limited liability company (“IHC Real Estate GP”). IHC Real Estate GP is the general partner of IHC Real Estate, which leases the Cultivation Building to Healthcare.

H.           Healthcare, Dispensing, Security, Investco, Main, IHC Real Estate and IHC Real Estate GP are referred to individually herein each as a “Target” and collectively as “Targets”.

I.              Parent, through one or more subsidiaries, owns all of the issued and outstanding equity of Buyer.

J.             This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding equity of Healthcare, Dispensing, Security, Investco, Main and IHC Real Estate GP held by Sellers, and 50% of the outstanding limited partnership interests of IHC Real Estate held by Healthcare.

K.            The Sellers have elected to appoint the Sellers’ Agent as their sole and exclusive agent, representative and attorney-in-fact under this Agreement before and after the Closing of the transactions contemplated hereby.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Act” has the meaning set forth in Section 4(j)(i) below.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of deficiency, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or disclosed investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning set forth in Section 2(c)(iii) below.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees or rulings that have resulting in damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreed Upon Margin” has the meaning set forth in Section 2(d)(ii) below.

“Antitrust Action” has the meaning set forth in Section 5(b)(ii) below.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, and codes adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets. Notwithstanding the foregoing, neither “Applicable Law” nor “Applicable Laws” shall include any United States federal law, ordinance, constitution, regulation, statute, treaty, rules, or code to the extent such federal law, ordinance, constitution, regulation, statute, treaty, rules, or code would be violated, or protections under such law, ordinance, constitution, regulation, statute, treaty, rules, or code would be unavailable to a party, as a result of operating or owning a medical marijuana grower/processor or dispensary business in compliance with Pennsylvania Applicable Law.

“Basket” has the meaning set forth in Section 8(b) below.

“Budget” means the budget for the operations of Healthcare through the Final Payment attached as Exhibit D.

“Business Day” means any day except Saturday, Sunday or any statutory holiday in the United States or Canada.

“Buyer” has the meaning set forth in the preface above.

“Canadian Securities Laws” means collectively, the Applicable Laws and published policy statements relating to the sale and issuance of securities of each of the applicable Provinces and Territories of Canada.

“Claim” has the meaning set forth in Section 8(e) below.

“Closing” has the meaning set forth in Section 2(f) below.

“Closing Cash Consideration” has the meaning set forth in Section 2(b)(i)(1) below.

“Closing Consideration” has the meaning set forth in Section 2(b)(i)(2) below.

“Closing Shares Consideration” has the meaning set forth in Section 2(b)(i)(2) below.

“Closing Adjustment Amount” has the meaning set forth in Section 2(c)(ii)(3) below.

“Closing Adjustment Final Determination Date” has the meaning set forth in Section 2(c)(iii)(2) below.

“Closing Date” has the meaning set forth in Section 2(f) below.

“Closing Indebtedness Amount” has the meaning set forth in Section 2(e)(i) below.

“Closing Indebtedness Schedule” has the meaning set forth in Section 2(e)(i) below.

“Closing Working Capital” has the meaning set forth in Section 2(c)(ii)(2) below.

“Closing Working Capital Statement” has the meaning set forth in Section 2(c)(ii) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 3(c)(viii) below.

“Computation Statement” has the meaning set forth in Section 2(j)(i) below.

“Confidential Information” means any information concerning the business and affairs of Targets; provided, that, Confidential Information shall not include any information that (i) is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of the Sellers or any of their Affiliates in violation of this Agreement, (ii) is or becomes available to the Sellers or any of their Affiliates on a non-confidential basis from a third party without a breach of such third party’s obligations of confidentiality or (iii) Sellers’ Agent and Buyer agree in writing can be disclosed by the Sellers or any of their Affiliates.

“Contest” has the meaning set forth in Section 9(d) below.

“Continuing Clients” has the meaning set forth in Section 11(w)(i) below.

“CSE” means the Canadian Securities Exchange.

“Cultivation Building” means the facility owned by IHC Real Estate that is leased to Healthcare and is located on the real property leased by IHC Real Estate.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards, in each case applicable to Targets.

“Debt Payoff Letters” has the meaning set forth in Section 2(e)(i) below.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Dispensing Equity” means all of the issued and outstanding equity of Dispensing.

“Disputed Amounts” has the meaning set forth in Section 2(j)(iii) below.

“DOJ” has the meaning set forth in Section 5(b)(ii) below.

“Employee Benefit Plan” has the meaning set forth in Section 5(x)(i) below.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code Section 414.

“Escrow Agent” means Western Alliance Bank.

“Escrow Agreement” has the meaning set forth in Section 2(i) below.

“Escrow Amount” means $ [***].

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2(c)(i)(2) below.

“Estimated Closing Working Capital” has the meaning set forth in Section 2(c)(i)(1) below.

“Exchangeable Shares” has the meaning set forth in Section 3(c)(viii) below.

“Final Payment” has the meaning set forth in Section 2(b)(iii) below.

“Financial Statements” has the meaning set forth in Section 4(g) below.

“FIRPTA Affidavit” has the meaning set forth in Section 7(a)(xxi) below.

“Fraud” means common law fraud, the elements of which are set forth in ABRY Partners V, L.P. v. F&W Acquisition LLC (Del. Ch. 2006).

“FTC” has the meaning set forth in Section 5(b)(ii) below.

“Fundamental Representations” has the meaning set forth in Section 8(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Healthcare Equity” means all of the issued and outstanding equity of Healthcare.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IHC Equity” means all of the issued and outstanding Class B Limited Interests of IHC Real Estate.

“IHC GP Equity” means all of the issued and outstanding equity of IHC Real Estate GP.

“Improvements” has the meaning set forth in Section 4(l)(iv) below.

“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to Targets, without duplication: (i) all liabilities for borrowed money, whether current or funded; (ii) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (iii) that portion of obligations with respect to capital leases, if any, that is properly classified as a liability on a balance sheet; (iv) all other obligations of Targets, other than Permitted Accounts Payable; (v) notes payable and drafts accepted representing extensions of credit; (vi) any obligation owed for all or any part of the deferred purchase price of property or services; (vii) all obligations of Targets to their members; (viii) any amounts, fines or monetary penalties asserted against any Target by any Governmental Authority (other than related to Taxes); (ix) all interest on the items set forth in (i) through (viii) above; (x) any guarantees of indebtedness of any other person; (xi) all indebtedness and obligations of the types described in the foregoing clauses (i) through (ix) above to the extent secured by any lien on any property or asset owned or held by any Target, regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person. Notwithstanding the foregoing, the lease with respect to the Cultivation Building shall not be considered a capital lease for purposes of the definition of “Indebtedness”.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Independent Accountant” has the meaning set forth in Section 2(j)(iii) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone and facsimile numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all rights of publicity, privacy, and endorsement (including rights to the use of names, voices, likenesses, images, appearances, signatures, and biographical information of real persons), (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including Source Code, Object Code, data, databases, and related documentation), (h) all advertising and promotional materials, (i) Social Media Accounts and pages, (j) all other proprietary rights, and (k) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Payment” has the meaning set forth in Section 2(b)(ii) below.

“Inventory” means all inventory of or relating to the business of Targets (including, without limitation, raw materials, plants, biologics, work in process, packaging, ingredients, finished goods and supplies).

“Investco Equity” means all of the issued and outstanding equity of Investco.

“IP License” has the meaning set forth in Section 4(m)(iii) below.

“Knowledge” means the actual knowledge that would have been obtained after reasonable investigation, with respect to (a) Sellers and Targets, each of Greg Rochlin, Andy Sack, Ryan McWilliams, Oludare Odumose and Lisa Gray and (b) with respect to Parent and Buyer, each of Michael Nashat, Matt Johnson and Adam Kozak.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Targets.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Target holds any Leased Real Property.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Main Equity” means all of the issued and outstanding equity of Main.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations, of Targets, taken as a whole, or the ability of the Sellers to timely consummate the transactions; provided, however, that none of the following shall be deemed in and of itself to constitute a Material Adverse Effect or Material Adverse Change: any materially adverse effect or change arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP after the date hereof, (e) the announcement of the transactions contemplated hereby, or (f) the taking of any action contemplated by this Agreement; provided, however, that any effect or change referred to in clauses (a), (b), (c), or (d) above shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred to the extent that such effect or change has a disproportionate effect on the Targets compared to other participants in the industries in which the Targets conduct their businesses.

“Minimum Margin” has the meaning set forth in Section 2(d) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Pre-Tax Margin” has the meaning set forth in Section 2(d) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). The expansion of Healthcare’s Waterfall, PA, facility and related expenditures, as agreed by the Parties, shall be considered in the Ordinary Course of Business.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Targets.

“Parent Disclosure Record” has the meaning set forth in Section 3(c)(ix)(3) below.

“Parent Shares” means the Proportionate Voting Shares issuable by Parent.

“Party” has the meaning set forth in the preface above.

“Pass-Through Returns” has the meaning set forth in Section 9(b)(i) below.

“Permit” means any permit, license, franchise certificate, consent, approval, accreditation or other authorization of any Governmental Authority necessary under Applicable Law to operate as a grower/processor and/or dispensary within the Commonwealth of Pennsylvania, its cities and its local jurisdictions.

“Permitted Accounts Payable” means normal and customary accounts payable of the Targets.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate Taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith that would not, individually or in the aggregate, materially impair the use or occupancy of the Real Property or the operation of the business of Targets as currently conducted on such Real Property; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business of Targets as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of Targets as currently conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Physical Inventory” has the meaning set forth in Section 2(c)(i)(1) below.

“Post-Closing Management Team” has the meaning set forth in Section 6(g) below.

“Preferred Shares” has the meaning set forth in Section 3(c)(viii) below.

“Pre-Closing Counsel” has the meaning set forth in Section 11(w)(i) below.

“Pre-Closing Tax Period” has the meaning set forth in Section 9(a)

“Pre-Tax Shortfall” has the meaning set forth in Section 2(d) below.

“Prohibited Tax Action” has the meaning set forth in Section 9(j) below.

“Protected Material” has the meaning set forth in Section 11(w)(ii) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Real Property” has the meaning set forth in Section 4(l)(iii) below.

“Real Property Laws” has the meaning set forth in Section 4(l)(vi) below.

“Records” has the meaning set forth in Section 6(a) below.

“Resolution Period” has the meaning set forth in Section 2(j)(ii) below.

“Restricted Party” and “Restricted Parties” has the meaning set forth in Section 6(d)(i) below.

“Review Period” has the meaning set forth in Section 2(j)(i) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security” has the meaning set forth in the preface above.

“Security Equity” means all of the issued and outstanding equity of Security.

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Agent Expense Amount” has the meaning set forth in Section 11(r)(iv) below.

“Social Media Accounts” means any websites, applications and similar electronic means by which users are able to create and share information, ideas, personal messages, and other content (including, without limitation, text, photos and videos) or to participate in social networking.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Statement of Objections” has the meaning set forth in Section 2(j)(ii) below.

“Straddle Period” has the meaning set forth in Section 9(b)(i) below.

“Straddle Period Tax Return” has the meaning set forth in Section 9(b)(ii) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4(aa) below.

“Target” and “Targets” have the meanings set forth in the preface above.

“Target Equity” means the Healthcare Equity, the Dispensing Equity, the Security Equity, the Investco Equity, the Main Equity, the IHC Equity and the IHC GP Equity.

“Target Intellectual Property” means all Intellectual Property owned, licensed or used by or for the benefit of any Target.

“Target Transaction Expenses” means, without duplication, (a) the fees and expenses owed by Sellers or any Target to their investment bankers, attorneys, accountants, and other professionals payable in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) any success fee triggered by the consummation of the transactions contemplated hereby owed by any Target or Seller, (c) the aggregate amount of any transaction bonuses or similar payments owed by any Target to any director, officer or employee of such Target triggered by the consummation of the transactions contemplated hereby, including the employer portion of all employment and payroll Tax obligations relating to or arising from such bonuses or payments) and (d) the aggregate amount of management fees, loans, transaction fees, sale bonuses or similar payments owed by any Target to a Seller that are unpaid as of, or are triggered by, the consummation of such transactions, in the case of each of the foregoing clauses (a), (b), (c) and (d), regardless of whether such fees, expenses or other amounts are due and payable as of the Closing.

“Target Transaction Expense Amount” has the meaning set forth in Section 2(e)(ii) below.

“Target Transaction Expense Schedule” has the meaning set forth in Section 2(e)(ii) below.

“Targeted Working Capital” means $ [***].

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i) below.

“Title Commitments” has the meaning set forth in Section 5(h) below.

“Title Company” has the meaning set forth in Section 5(h) below.

“Title Policies” has the meaning set forth in Section 5(h) below.

“Undisputed Amounts” has the meaning set forth in Section 2(j)(iii) below.

“Wholly Owned Targets” means any Target wholly owned by a Seller.

“Working Capital” means the difference between (A) the sum of the amounts shown in the line items from the consolidated balance sheets of the Targets listed on the Working Capital Statement under “Current Assets” (which, for the avoidance of doubt, will include Inventory) and (B) the sum of the amounts shown in the line items from the consolidated balance sheets of the Targets listed on the Working Capital Statement under “Current Liabilities”, in each case calculated in accordance with GAAP applied on a basis consistent with past practice of Targets, without giving effect to the consummation of the transactions contemplated by this Agreement, and adjusted to exclude the Targets’ accounts receivable aged beyond 120 days of payment due date.

“Working Capital Statement” means the Statement of Net Working Capital attached hereto as Exhibit C.

“2019 Revenue” means gross sales from the results of operations of Healthcare and Dispensing, from January 1, 2019 through December 31, 2019, calculated in accordance with GAAP applied on a basis consistent with past practice of Targets, less the following: (i) credits, rebates, returns, administrative fees, third-party credit card collection fees and other sales discounts, allowances and adjustments, (ii) third party pass-through charges (e.g. sales tax, freight, excise tax, etc.), and (iii) excise tax payable by Healthcare and Dispensing. For avoidance of doubt, sales transactions between Healthcare and Dispensing and subsequent sales by either will be counted only once.

“2020 Revenue” means gross sales from the results of operations of Healthcare and Dispensing, from January 1, 2020 through December 31, 2020, calculated in accordance with GAAP applied on a basis consistent with past practice of Targets, less the following: (i) credits, rebates, returns, administrative fees, third-party credit card collection fees and other sales discounts, allowances and adjustments, (ii) third party pass-through charges (e.g. sales tax, freight, excise tax, etc.), and (iii) excise tax payable by Healthcare and Dispensing. For avoidance of doubt, sales transactions between Healthcare and Dispensing and subsequent sales by either will be counted only once.

Section 2. Purchase and Sale of Target Equity.

(a)          Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell to Buyer, all of the Target Equity held by such Seller for the consideration specified below in this Section 2.

(b)          Consideration. Buyer shall pay to Sellers the aggregate purchase price of at least $125,000,000 and not more than $225,000,000 (the “Purchase Price”) as follows:

(i)	At Closing, Buyer shall:

(1)       pay an amount equal to (A) $25,000,000, minus (B) the Closing Indebtedness Amount, minus (C) the Target Transaction Expense Amount, minus (D) the Sellers’ Agent Expense Amount (which Sellers’ Agent Expense Amount shall be deposited by wire transfer of immediately available funds to the account designated by the Sellers’ Agent in accordance with Section 11(r)(iv)), in cash or by wire transfer of immediately available funds to the account(s) designated to Buyer by Sellers at Closing in accordance with the allocation schedule set forth on Schedule A, subject to adjustment in accordance with Section 2(c)(i)(2) (“Closing Cash Consideration”); and

(2) subject to compliance with the Canadian Securities Laws and the policies of the CSE and the allocation schedule set forth on Schedule A, 5,059.101628 Parent Shares (the “Closing Shares Consideration” and together with the Closing Cash Consideration, the “Closing Consideration”).

(ii)           Within ten (10) days after Buyer’s delivery to Sellers’ Agent of the statement of the 2019 Revenue, which shall be no later than January 15, 2020 (the “Interim Payment Date”), Buyer shall pay to Sellers an amount equal to the following: (A) the 2019 Revenue (as initially determined by Buyer), multiplied by the applicable Revenue Multiplier (as defined below) (the “Interim Payment”); (B) minus the Escrow Amount (which Escrow Amount shall be deposited by wire transfer of immediately available funds to the account designated by the Escrow Agent in accordance with Section 2(i)); (C) plus or minus the Adjustment Amount to the extent the Adjustment Amount has been determined by the Interim Payment Date, in cash or by wire transfer of immediately available funds to the account(s) designated to Buyer by Sellers’ Agent in accordance with the allocation schedule set forth on Schedule A.

(iii)           Within thirty (30) days after Buyer’s delivery to Sellers’ Agent of the statement of the 2020 Revenue, which shall be no later than March 15, 2021, Buyer shall pay to Sellers an amount equal to the following (the “Final Payment”): (A) the 2020 Revenue (as initially determined by Buyer), multiplied by the applicable Revenue Multiplier, multiplied by three (3); (B) minus $50,000,000 (i.e. the aggregate value of the Closing Consideration before adjustment as provided in Section 2(c)); (C) minus the Interim Payment; (D) plus or minus the Adjustment Amount in accordance with Section 2(c)(iii)(3) to the extent applicable, in cash or by wire transfer of immediately available funds to the account(s) designated to Buyer by Sellers’ Agent in accordance with the allocation schedule set forth on Schedule A.

(iv)          Notwithstanding the foregoing, the total Purchase Price payable under this Agreement, before adjustment under Section 2(c), shall be not less than $125,000,000 and not more than $225,000,000 and the Final Payment shall be adjusted accordingly. Any contribution of capital or loan to Targets by Buyer or its Affiliates to fund the currently planned expansion of the Waterfall facility or to fund working capital requirements of the Targets, which is not repaid by the Targets prior to December 31, 2020, will reduce, on a dollar for dollar basis, the total Purchase Price payable under this Agreement and the Final Payment. Any such unpaid contribution of capital or loan to Targets by Buyer or its Affiliates will bear a simple interest equal to [***] % per annum.

(v)           The receipt by Sellers of any Interim Payment or Final Payment, or any portion of either, shall not limit Sellers’ ability to dispute any item or amount with respect to the statement of 2019 Revenue and the Interim Payment or the statement of 2020 Revenue and the Final Payment, and any such dispute with regard to the 2019 Revenue, the Interim Payment, the 2020 Revenue and the Final Payment shall remain subject to the dispute resolution provisions set forth in Section 2(j).

(c)	Working Capital Adjustment to Purchase Price.

(i)	Closing Adjustments.

(1)     At least five (5) Business Days before the Closing Date, the Sellers shall prepare and deliver to Buyer a statement setting forth the Sellers’ estimate of the Closing Working Capital of the Wholly Owned Targets, which shall take into account the results of the Physical Inventory, include each component item set forth on the Working Capital Statement and be prepared in accordance with GAAP applied on a basis consistent with past practice of Targets (the “Estimated Closing Working Capital”). At least five (5) Business Days before the Closing Date, in connection with determining the Inventory component of the Estimated Closing Working Capital, Buyer and Sellers shall jointly conduct a physical count of the Inventory of the Wholly Owned Targets, which amount shall be adjusted to reflect sales, the production of finished goods, the purchase of raw materials and other transactions between the time of such physical count and the Closing Date using standard accounting cutoff procedures, mutually agreed upon by Buyer and Sellers, to arrive at a value which shall be deemed the physical inventory as of the Closing Date

(“Physical Inventory”).

(2)     The “Estimated Closing Adjustment Amount” shall be an amount equal to the Estimated Closing Working Capital minus the Targeted Working Capital. If the Estimated Closing Adjustment Amount is a positive number, the Closing Cash Consideration shall be increased on a dollar for dollar basis by the Estimated Closing Adjustment Amount. If the Estimated Closing Adjustment Amount is a negative number, the Closing Cash Consideration shall be reduced on a dollar for dollar basis by the Estimated Closing Adjustment Amount.

(ii)         Post-Closing Adjustment. As soon as reasonably practicable following the Closing Date, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Working Capital Statement”), which statement shall be prepared in accordance with GAAP applied on a basis consistent with past practice of Targets and on a basis consistent with the calculation of the Estimated Closing Working Capital and contain:

(1)     an unaudited balance sheet of Wholly Owned Targets as of the Closing Date (without giving effect to the transactions contemplated hereby);

(2)     a calculation of the Working Capital of the Wholly Owned Targets (which shall take into account the results of the Physical Inventory, include each component item set forth on the Working Capital Statement and be prepared in accordance with GAAP applied on a basis consistent with past practice of Target) as of the Closing Date (“Closing Working Capital”); and

(3)     the resulting “Closing Adjustment Amount”, which may be positive or negative, shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(iii)       Payments of Closing Adjustment Amount.

(1)     The Closing Working Capital Statement shall be subject to the dispute resolution provisions set forth in Section 2(j). The amount payable in accordance with this Section 2(c)(iii) shall be the “Adjustment Amount”.

(2)     If the Closing Adjustment Amount is greater (or less negative) than the Estimated Closing Adjustment Amount, the Interim Payment shall be increased by the aggregate amount by which the Closing Adjustment Amount is greater (or less negative) than the Estimated Closing Adjustment Amount to the extent the acceptance of the Closing Working Capital Statement or the resolution of the Disputed Amounts (the “Closing Adjustment Final Determination Date”) has occurred by the Interim Payment Date; provided, that, if the Closing Adjustment Final Determination Date has occurred after the Interim Payment Date, within three (3) Business Days following the Closing Adjustment Final Determination Date, Buyer shall pay the aggregate amount by which the Closing Adjustment Amount is greater (or less negative) than the Estimated Closing Adjustment Amount to the Sellers in accordance with the allocation schedule set forth on Schedule A.

(3)     If the Closing Adjustment Amount is less (or more negative) than the Estimated Closing Adjustment Amount, within three (3) Business Days following the Closing Adjustment Final Determination Date, Sellers shall pay to Buyer the aggregate amount by which the Closing Adjustment Amount is less (or more negative) than the Estimated Closing Adjustment Amount.

(iv)          Adjustments for Tax Purposes. Any payments made pursuant to this Section 2(c) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Applicable Law.

(d)	Revenue Multiplier Definitions. For purposes of Section 2:

“Agreed Upon Margin” means[***] %.

“EBITDA” means operating earnings before interest, taxes, depreciation and amortization, of Healthcare, computed in accordance with GAAP applied on a basis consistent with past practice of Targets.

“Minimum Margin” means [***] %.

“Net Pre-Tax Margin” means EBITDA divided by total gross revenue over the relevant time period.

“Pre-Tax Shortfall” means the greater of zero or the Minimum Margin minus the Net Pre-Tax Margin.

“Revenue Multiplier” means, for Healthcare, if the Pre-Tax Shortfall is zero, one (1), or if the Pre-Tax Shortfall is greater than zero, (a) one, minus (b) the quotient obtained by dividing (i) the Pre-Tax Shortfall, by (ii) the Minimum Margin, and for all Targets other than Healthcare, one (1). By way of example, [***].

(e)       Indebtedness and Targets’ Transaction Expenses.

(i)       Targets’ Indebtedness. The Sellers’ Agent shall deliver to Buyer at least three (3) Business Days prior to the Closing Date a schedule (the “Closing Indebtedness Schedule”) that contains a complete and accurate statement of the aggregate amount of the Indebtedness owed by the Targets, other than the Permitted Accounts Payable (the “Closing Indebtedness Amount”), together with wire transfer instructions for the payoff of such Indebtedness and payoff letters from each lender of such Indebtedness (the “Debt Payoff Letters”) in form, scope and substance acceptable to Buyer stating the full amount of the outstanding Indebtedness as of the Closing Date (including any applicable per diem amounts) and any applicable payment instructions. At the Closing, Buyer shall pay in full (on behalf of the Targets) all Indebtedness reflected on the Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness. Immediately following the payment of the Closing Indebtedness Amount in accordance with the Closing Indebtedness Schedule at Closing, the Targets shall have no Indebtedness other than the Permitted Accounts Payable.

(ii)      Targets’ Transaction Expenses. The Sellers’ Agent shall deliver to Buyer at least three (3) Business Days prior to the Closing Date a schedule (the “Target Transaction Expense Schedule”) that contains a complete and accurate statement of the amount of all of the Target Transaction Expenses (collectively, the “Target Transaction Expense Amount”), together with wire transfer instructions for the payment of all Target Transaction Expenses that will be unpaid as of the Closing Date. At the Closing, Buyer shall pay (on behalf of Targets and Sellers) all Target Transaction Expenses set forth on Target Transaction Expense Schedule in accordance with the payment instructions set forth in the Target Transaction Expense Schedule.

(f)            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by .pdf delivery of the original execution documents on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions that by their terms are to be satisfied at the Closing) or such other date as Buyer and Sellers’ Agent may mutually determine (the “Closing Date”).

(g)           Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below; and (iii) Buyer will deliver, or cause to be delivered, to each Seller the consideration specified in Section 2(b) above.

(h)           Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable to Sellers pursuant to this Agreement all Taxes that Buyer is required to deduct and withhold under the Code. All such withheld amounts shall be timely paid to the appropriate Governmental Authorities. Buyer shall use reasonable efforts to notify the Sellers in advance if it anticipates that withholding will be required, and shall consider in good faith any positions with respect thereto advanced by the Sellers

(i)            Escrow. On or before the Interim Payment Date, Buyer shall deliver to the Escrow Agent, the Escrow Amount, to an account designated by the Escrow Agent, which, along with any interest on the Escrow Amount (if any) shall be held by the Escrow Agent and will be available to satisfy any amounts owed to Buyer under this Agreement, and will be held and disbursed in accordance with the terms of an Escrow Agreement in the form agreed by the Parties (subject to the approval of the Escrow Agent) (the “Escrow Agreement”). All fees and expenses of the Escrow Agent shall be paid 50% by Sellers (as a Target Transaction Expense paid under Section 2(e)(ii), above), and 50% by Buyer.

(j)       Dispute Resolution.

(i)             Examination. After receipt of (1) the statement of 2019 Revenue and the Interim Payment, (2) the statement of 2020 Revenue and the Final Payment or (3) the Closing Working Capital Statement (individually a “Computation Statement”), the Sellers’ Agent shall have thirty (30) days from the receipt of such Computation Statement (the “Review Period”) to review such Computation Statement. During the Review Period, the Sellers’ Agent (and its representatives) will have access to the books and records, employees and auditors of Targets as the Sellers’ Agent may reasonably request for the purpose of reviewing and analyzing the Computation Statement and to prepare a Statement of Objections (as hereafter defined), provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Targets, and Buyer shall cause the employees and auditors of Targets to reasonably cooperate with the Sellers’ Agent (and its representative) in connection with its review of the Computation Statement.

(ii)           Objection. On or prior to the last day of the Review Period, the Sellers’ Agent may object to any of the Computation Statement by delivering to Buyer a written statement setting forth the Sellers’ Agent’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Agent’s disagreement therewith (a “Statement of Objections”). If the Sellers’ Agent fails to deliver a Statement of Objections before the expiration of the Review Period, the Computation Statement shall be deemed to have been accepted by Sellers. If the Sellers’ Agent delivers a Statement of Objections before the expiration of the Review Period, the Sellers’ Agent and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of a Statement of Objections (the “Resolution Period”), and, if such objections are so resolved within the Resolution Period, the Computation Statement, with such changes as may have been agreed in writing by the Sellers’ Agent and Buyer, shall be final and binding on all parties (and any other Person) for all purposes hereunder.

(iii)          Resolution of Disputes. If the Sellers’ Agent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants as may be mutually selected by Buyer and the Sellers’ Agent (the “Independent Accountant”); provided that if the Buyer and the Sellers’ Agent are unable to agree on an Independent Accountant within five (5) days following the end of the Resolution Period, each shall, within two (2) days thereafter, select its own tax advisory firm, which together shall select the Independent Accountant who, acting as experts and not arbitrators and shall not have any authority to interpret any provision of this Agreement, shall resolve the Disputed Amounts only and make any adjustments to the Computation Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Computation Statement and the Statement of Objections, respectively.

(iv)           Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Parties in the inverse proportion as to which the Independent Accountant determines each of the unresolved disputed items submitted for review in favor of one Party or the other. By way of example, but not by way of limitation, if there are Two Hundred Thousand Dollars ($200,000) of disputed items to be determined by the Independent Accountant and the Independent Accountant determines that Buyer’s claims prevail with respect to One Hundred Twenty Thousand Dollars ($120,000) and Sellers’s claims prevail with respect to Eighty Thousand Dollars ($80,000), then Buyer would pay forty percent (40%) of the Independent Accountant’s fees and expenses and Sellers would pay sixty percent (60%) of the Independent Accountant’s fees and expenses.

(v)            Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement with the Independent Accountant, and its resolution of the Disputed Amounts and its adjustments to the Computation Statement shall be conclusive and binding on all parties (and any other Person) for all purposes hereunder and any related payment due by Buyer or Sellers to the other shall be paid within ten (10) days thereafter. Judgment on the award of the Independent Accountant may be entered by any court of competent jurisdiction.

Section 3. Representations and Warranties Concerning Transaction.

(a)      Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), subject to the exceptions set forth in the Disclosure Schedules attached hereto:

(i)           Organization of Certain Sellers. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(ii)          Authorization of Transaction. Seller has full power and authority (including limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Other than any filings or consents required pursuant to the HSR Act and any other applicable Antitrust Laws, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii)         Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Applicable Laws, order, decree, judgment or rulings to which Seller is subject (other than any filings or consents required pursuant to the HSR Act and any other applicable Antitrust Laws), (B) violate any provision of its operating agreement, certificate of formation or other governing document, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject, or (D) result in the imposition or creation of a Lien upon or with respect to Target Equity, except, with respect to clause (C), for such violation, conflict, breach, default, acceleration, creation of rights, notice requirement would not have a Material Adverse Effect.

(iv)         Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)          Investment - Parent Shares.

(1) Each Seller understands that the Parent Shares have not been registered under the Securities Act, or any other applicable state securities laws, and that the Parent Shares are being offered and issued pursuant to an exemption from prospectus requirements of Canadian Securities Laws and from the registration and prospectus requirements of the securities laws of United States. Each Seller acknowledges that Parent and Buyer will rely on the Seller’s representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such registration and prospectus requirements. No Seller has received a document purporting to describe the business and affairs of the Buyer or Parent that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Parent under the terms of this Agreement. Each Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Parent Shares. Each Seller acknowledges that each Seller is eligible to acquire the Parent Shares pursuant to the exemption from the prospectus requirements of Canadian Securities Laws found in s. 2.12 [Asset Acquisitions] of National Instrument 45-106 Prospectus Exemptions. Each Seller acknowledges that the certificates representing each Seller’s Parent Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods), or ownership statements issued under a direct registration system or other electronic book-based or book-entry system, will bear the following legends in accordance with Canadian Securities Laws and the Securities Act:

“THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL SECURITIES LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION, TO THAT EFFECT MUST FIRST BE PROVIDED TO THE CORPORATION. THESE SECURITIES MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES BEFORE [THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].”

(2) Each Seller acknowledges that (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Parent Shares issuable to it pursuant to this Agreement and with respect to the existence of resale restrictions imposed by Canadian Securities Laws; (ii) no representation has been made respecting the applicable holding periods imposed by Canadian Securities Laws or other resale restrictions applicable to the Parent Shares which restrict the ability of such Seller to resell such Parent Shares; (iii) it is solely responsible to find out what these restrictions are; (iv) it is solely responsible (and Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) it is aware that it may not be able to resell the Parent Shares, except in accordance with limited exemptions under Canadian Securities Laws; provided, that, subject to Section 6(f), Parent and Buyer will use commercially reasonable efforts to facilitate the waiver or termination of any resale restrictions as soon as possible following the Closing, including, without limitation, the removal of any legends restricting the resale of Parent Shares, to take effect after the date that is 4 months and a day after the Closing Date.

(3) Each Seller will execute and deliver within the applicable time periods all documentation as may be required by Canadian Securities Laws to permit the issuance of the Parent Shares on the terms set forth herein and, if required by Canadian Securities Laws, will execute, deliver and file or assist Parent in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Parent Shares as may be required by any Canadian Securities Laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of each Seller to acquire the Parent Shares under Canadian Securities Laws, preparing and registering certificates (if any) representing the Parent Shares and completing regulatory filings required by the applicable securities commissions. Accordingly, each Seller consents to the collection, use and disclosure of certain personal information to the CSE for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti- terrorism legislation rules or regulations) in accordance with Canadian Securities Law.

(vi)       U.S. Securities Act Representations.

(1)     Each Seller is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the Securities Act.

(2)     Each Seller understands and acknowledges (1) that the Parent Shares have not been, or will not be, registered under the Securities Act, or under any state securities laws, and no registration statement or prospectus in respect thereof will be prepared or filed under the Securities Act or applicable state securities laws, and that the Parent Shares are being offered and sold in reliance upon federal, provincial and state exemptions for transactions not involving any public offering, thus the Parent Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends set forth above; provided, that, subject to Section 6(f), Parent and Buyer will use commercially reasonable efforts to facilitate the waiver or termination of any resale restrictions as soon as possible following the Closing, including, without limitation, the removal of any legends restricting the resale of Parent Shares, to take effect after the date that is 4 months and a day after the Closing Date. As a condition of receiving Parent Shares at Closing, each Seller hereby represents and warrants that such Seller is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, together with any supporting information as reasonably requested by Buyer or Parent in order to confirm their status and the availability of an exemption from the registration requirements of the Securities Act and applicable state securities laws for the issuance of such Parent Shares to such holder; (2) that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable state securities laws, the certificates representing the Parent Shares, and all securities issued in exchange therefor or in substitution thereof, will bear legends as described in Section 3(a)(v)(1) above.

(3)     Each Seller consents to Parent making a notation on its respective records or giving instructions to any transfer agent of the Parent Shares in order to implement the restrictions on transfer set forth and described herein.

(4)     Each Seller understands and acknowledges that Parent does not have an obligation or present intention of filing a registration statement under the Securities Act or applicable state securities laws in respect of the Parent Shares.

(5)     Each Seller acknowledges that it is acquiring the Parent Shares solely for its own account and not on behalf of any other person for investment purposes only and not with a view to the resale, distribution or other disposition thereof in violation of applicable state securities laws.

(6)      Each Seller represents and warrants that alone, or with the assistance of its professional advisors, it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Parent Shares and is able, without impairing its financial condition, to hold such securities for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(7)     Each Seller represents and warrants that it has had access to such additional information, if any, as it has considered necessary in connection with its investment decision to acquire the Parent Shares.

(vii)         Target Equity. Seller holds of record and owns beneficially the Target Equity set forth next to its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement or restrictions on transfer created by the Securities Act or blue sky or securities laws) that could require Seller to sell, transfer, or otherwise dispose of any Target Equity. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Equity.

(b)       Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)) subject to the exceptions set forth in Annex I attached hereto.

(i)            Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)            Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Other than any filings or consents required by the HSR Act and any other applicable Antitrust Laws, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)         Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Applicable Laws, order, decree, or rulings to which Buyer is subject (other than any filings or consents required pursuant to the HSR Act and any other applicable Antitrust Laws), or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, except, in the case of clause (B), where such violation would not have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby.

(iv)          Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)           Investment. Buyer is not acquiring the Target Equity with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer understands and acknowledges that (a) none of the Target Equity has been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Target Equity constitutes “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Target Equity is traded or tradable on any securities exchange or over the counter and (d) none of the Target Equity may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Target Equity and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

(vi)          Litigation and Proceedings. There are no Actions, or, to the Knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the Knowledge of Buyer, threatened, against Buyer which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon Buyer which could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby.

(vii)         Governmental Authorities; Consents. No consent, approval or authorization of any Governmental Authority or other Person is required on the part of Buyer with respect to Buyer execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is, or is specified to be, a party, or the consummation of the transactions contemplated hereby.

(viii)        Financial Ability. Buyer has sufficient funding to pay all amounts required to be paid by Buyer at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(c)           Parent’s Representations and Warranties. Parent represents and warrants to Sellers that the statements contained in this Section 3(c) are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(c)) subject to the exceptions set forth in Annex II attached hereto.

(i)            Organization of Parent. Parent has been duly incorporated and is validly existing under the laws of the Province of Ontario and has all requisite corporate capacity, power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own its properties and assets.

(ii)           Authorization of Transaction. Parent has requisite power and authority to enter into this Agreement and the documents to be delivered hereunder to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the documents to be delivered by Parent hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. Subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction, (i) this Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Sellers, Targets and Buyer) this Agreement constitutes a legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, and (ii) when the documents to be delivered hereunder by Parent have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Sellers, Targets and Buyer) such documents will constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, in each case, excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

(iii)          Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any Applicable Laws, order, decree, judgment or rulings to which Parent is subject (other than any filings or consents required by the HSR Act and any other applicable Antitrust Laws) or any provision of its charter, bylaws, or other governing documents except where such violation would not have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby.

(iv)          Brokers’ Fees. Parent has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)           Litigation and Proceedings. There are no Actions, or, to the Knowledge of Parent, investigations, pending before or by any Governmental Authority or, to the Knowledge of Parent, threatened, against Parent which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon Parent which could reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and all other agreements contemplated hereby.

(vi)          Governmental Authorities; Consents. No consent, approval or authorization of any Governmental Authority or other Person is required on the part of Parent with respect to Parent execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Parent is, or is specified to be, a party, or the consummation of the transactions contemplated hereby.

(vii)         Issuance of Shares. The Parent Shares issuable pursuant to Section 2(b) of this Agreement have been duly authorized by Parent. Upon issuance in accordance with the terms hereof, the Parent Shares issuable pursuant to Section 2(b) of this Agreement shall be validly issued, fully paid and non-assessable with the holder of such Parent Shares being entitled to all rights accorded to a holder of Proportionate Voting Shares. The Parent Shares issuable pursuant to Section 2(b) of this Agreement are not subject to or issued in violation of any purchase option, call, option, right of first refusal, preemptive right, subscription right or any similar right. Assuming the accuracy and completeness of representations made by all Sellers, the offer, issuance, sale and delivery of the Parent Shares issuable pursuant to Section 2(b) of this Agreement pursuant to the terms of this Agreement are and will be in compliance with all the Canadian Securities Laws and the policies of the CSE.

(viii)        Share Capital. The authorized capital of Parent consists of (i) an unlimited number of common shares (“Common Shares”); (ii) an unlimited number of Parent Shares; (iii) an unlimited number of exchangeable shares (“Exchangeable Shares”); and (iv) an unlimited number of preferred shares (“Preferred Shares”). As of July 31, 2019, there were: (i) 53,136,275 Common Shares issued and outstanding; (ii) 10,302,625 options issued and outstanding providing for the issuance of up to 10,302,625 Common Shares; (iii) 440,000 warrants to acquire Common Shares issued and outstanding providing for the issuance of up to 440,000 Common Shares; (iv) 41,721.53 Parent Shares issued and outstanding; (v) 28,636,361 warrants to acquire Parent Shares issued and outstanding providing for the issuance of up to 28,636.36 Parent Shares; (vi) 38,890,570 Exchangeable Shares issued and outstanding; and (vii) no Preferred Shares issued and outstanding. Except as set forth above, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Parent or any of its Affiliates to repurchase, redeem, acquire, issue or sell any shares of equity or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ix)          Securities Laws Matters.

(1)           Parent is a “reporting issuer” or equivalent thereof in the Canadian Provinces of British Columbia, Alberta and Ontario, is not on the list of reporting issuers in default under applicable Canadian Securities Laws and is not in default of any material requirements of any applicable Canadian Securities Laws or the rules and regulations of the CSE. No delisting, suspension of trading in or cease trade order with respect to any of its securities and, to the Knowledge of Parent, no inquiry or investigation of any Governmental Authority, is pending, in effect or ongoing or threatened. The Common Shares are listed only on the CSE and quoted on the OTCQX ® Best Market and trading of the Common Shares is not currently halted or suspended. None of Parent’s Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction.

(2)           Parent has taken no action to cease to be a reporting issuer in British Columbia, Alberta or Ontario, nor has Parent received notification from any Governmental Authority seeking to revoke the reporting issuer status of Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending, in effect or, to the Knowledge of Parent, has been threatened, or is expected to be implemented or undertaken and Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(3)           Parent has, since December 31, 2017, complied and is in compliance with applicable Canadian Securities Laws and the rules, policies and requirements of the CSE in all material respects. Parent has timely filed with the Governmental Authorities and the CSE all material forms, reports, schedules, certifications, statements and other documents required to be filed by it under Canadian Securities Laws and where applicable, the rules and policies of the CSE since December 31, 2017 (the “Parent Disclosure Record”). The Parent Disclosure Record complied as filed in all material respects with applicable Canadian Securities Laws and where applicable, the rules and policies of the CSE and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. Parent has not filed any confidential material change report with the Governmental Authorities which at the date hereof remains confidential. There are no outstanding or unresolved comments in any comment letters from any Governmental Authorities with respect to any of the Parent Disclosure Record and, to Parent's Knowledge, none of Parent or any of the Parent Disclosure Record is subject of an ongoing audit, review, comment or investigation by any Governmental Authority or the CSE.

(4)            Each of the consolidated financial statements contained or incorporated by reference in the Parent Disclosure Record, including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with International Financial Reporting Standards applied on a basis consistent with past practice of Parent throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of footnotes and yearend adjustments).

(x)           Size of Person. As of the date of this Agreement Parent is, and through the Closing Date, Parent will be, a “person” (as defined in 16 C.F.R. § 801.1(a)(1)), who does not have at least $180 million or more of total assets or at least $180 million annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11, and thus does not satisfy the larger size of person test under the HSR Act.

(xi)          Tax Matters. The Parent Shares do not, as of the date hereof, and will not for the Parent’s 2019 taxable year, constitute interests in “passive foreign investment company” within the meaning of Section 1297 of the Code, or shares of stock in a “controlled foreign corporation” within the meaning of the Subpart F provisions of the Code.

Section 4.     Representations and Warranties Concerning Targets. Sellers represent and warrant to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) subject to the exceptions set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”):

(a)         Organization, Qualification, and Company Power. Each Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Target has full company power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the managers and officers of each Target.

(b)         Capitalization. All of the issued and outstanding Target Equity is owned by Sellers. All of the issued and outstanding Target Equity has been duly authorized, is validly issued, and is held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Target to issue, sell, or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to any Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of any Target.

(c)         Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Applicable Laws, order, decree, judgment or rulings to which Targets are subject (other than any filings or consents required by the HSR Act and any other applicable Antitrust Laws), (B) violate any provision of its operating agreement, certificate of formation or other governing document, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Other than any filings or consents required by the HSR Act and any other applicable Antitrust Laws, no Target needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)         Brokers’ Fees. No Target has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)         Title to Assets. Targets have good and marketable title to, or a valid leasehold interest in, or license of, or right to use, the properties and assets used by them or which are shown on the Most Recent Balance Sheet, free and clear of all Liens (except for Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)          Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of any Target (i) its name and jurisdiction of incorporation or organization, (ii) the authorized shares equity, (iii) the issued and outstanding equity, the names of the holders thereof, and the number of units and percentage ownership held by each such holder, and (iv) the equity held in treasury, if any. All of the issued and outstanding equity of each Subsidiary of any Target have been duly authorized and are validly issued, fully paid, and, if applicable, non-assessable. Targets and/or one or more of their Subsidiaries hold of record and own beneficially all of the outstanding equity of each Subsidiary of Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Targets or any of their Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of their Subsidiaries or that could require any Subsidiary of Targets to issue, sell, or otherwise cause to become outstanding any of its own equity. There are no outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to any Subsidiary of Targets. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity of any Subsidiary of Targets. None of Targets nor any of their Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Targets. Except for the Subsidiaries set forth in Section 4(f) of the Disclosure Schedule, none of Targets nor any of their Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g)         Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in owners’ equity, and cash flow as of and for the fiscal years ended December 31, 2017 and December 31, 2018 (the “Most Recent Fiscal Year End”) for Targets; and (ii) unaudited balance sheets and statements of income, changes in owners’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six-months ended June 30, 2019 (the “Most Recent Fiscal Month End”) for Targets. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a basis consistent with past practice of Targets throughout the periods covered thereby and present fairly in all material respects the financial condition of Targets as of such dates and the results of operations of Targets for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h)         Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since the Most Recent Fiscal Month End:

(i)         no Target has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)        no Target has entered into any material agreement, contract, lease, or license that would be required to be disclosed on Section 4(p) of the Disclosure Schedule, outside the Ordinary Course of Business;

(iii)       no Party (including Targets) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any Target is a party or by which any of them is bound;

(iv)       no Target has imposed any Lien upon any of its assets, tangible or intangible (other than Permitted Encumbrances);

(v)        no Target has made any material capital expenditures outside the Ordinary Course of Business;

(vi)       no Target has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii)     Targets have not created, incurred, assumed, or guaranteed more than $25,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(viii)     no Target has transferred, assigned, or granted any license, sublicense, agreement, covenant not to sue, or permission with respect to any material Target Intellectual Property;

(ix)       there has been no change made or authorized in the certificate of formation or operating agreement of any Target except as otherwise required by Applicable Law;

(x)        no Target has issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity;

(xi)       no Target has declared, set aside, or paid any dividend or made any distribution with respect to its equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity (other than tax distributions pursuant to the governing documents of any Target and disclosed to Buyer in writing);

(xii)       no Target has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii)      no Target has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv)     no Target has entered into or terminated any employment contract providing for annual compensation in excess of $50,000 or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or become bound by any collective bargaining relationship;

(xv)      no Target has granted any material increase in the base compensation of any of its directors, officers, and employees;

(xvi)      no Target has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

(xvii)    no Target has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)   no Target has implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance;

(xix)      no Target has made any loans or advances of money (other than the advancement of expenses to employees and other service providers in the Ordinary Course of Business; and

(xx)       no Target has committed to any of the foregoing.

(i)           Undisclosed Liabilities. No Target has any material Liabilities of a type that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities disclosed, reflected or reserved against in the Most Recent Balance Sheet and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j)	Legal Compliance; Permits.

(i)        Each Target has complied and is in compliance with all Applicable Laws (including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq., the Pennsylvania Medical Marijuana Act and the regulations promulgated thereunder (collectively, the “Act”), and Internal Revenue Code Section 280E), and no Action has been filed or commenced with any Governmental Authority against any of them alleging any failure to so comply.

(ii)        Each Target holds all Permits required to conduct its respective business within the Commonwealth of Pennsylvania and corresponding local jurisdiction(s), as presently conducted, or necessary for the lawful ownership and/or lease of its properties and assets. A correct and complete copy of each such Permit (including any renewal thereof) has been delivered to Buyer. No written notices have been received by any Target or Seller alleging the failure to hold any Permit from any Governmental Authority and is not subject to any Action involving any Governmental Authority with respect to those Permits. All such Permits are in full force and effect. Each Target and Seller is in compliance in all material respects with all terms and conditions of all such Permits, including any plan of correction approved by a Governmental Authority. Any applications for the renewal or extension of any such Permit which are due prior to the Closing Date shall be timely made or filed by the applicable Target or Seller, with Buyer’s assistance in accordance with Section 5(b), prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Knowledge of Sellers, threatened and neither Target nor any of the Sellers have Knowledge of any valid basis for such proceeding, including the transactions contemplated hereby.

(iii)       Sellers are in compliance with any and all plans of correction approved by the

DOH.

(iv)       Each Target has duly and timely filed and complied in all material respects with all Applicable Laws relating to reports, certifications, declarations, principal, employee, operator, owner and/or financial backer (as those terms are defined in and by the Act) disclosures, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by an Applicable Laws, have been updated properly and completely in all material respects.

(v)        No Target or, to the Knowledge of Sellers, any director, officer, principal, operator, employee, agent or other Person acting or purporting to act on behalf of any Target has directly or indirectly (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds, (ii) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from its funds; (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; (v) established or maintained any unrecorded fund or asset, (vi) concealed or mischaracterized an illegal or unauthorized payment or receipt, (vii) knowingly made a false entry in the business records or (viii) committed or participated in any act which is illegal or, to the Knowledge of Sellers, would reasonably be expected to subject any Target to material fines, penalties or other sanctions.

(vi)       Targets have in place the policies, programs and standard operating procedures reasonably necessary and advisable for its operations and as may otherwise be required under the Act regarding (i) security, surveillance and anti-diversion for any Real Property on which Targets have or intend to have a grower/processor and/or dispensary facility, (ii) the storage and disposal of fertilizers, herbicides and pesticides used and stored at each location currently or formerly owned or leased by Targets for a grower/processor and/or dispensary facility, (iii) the transportation and delivery of cannabis, cannabis infused products/by-products and/or cash to or from any Target’s facilities and/or to consumers, (iv) the storage and disposal of cannabis and cannabis infused products and byproducts, and such policies, programs and procedures comply with all applicable regulatory requirements, and (v) track and trace compliance software and corresponding employee training as required by the Act.

(k)          Tax Matters.

(i)         Each Target has filed all Tax Returns that it was required to file under all Applicable Laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all Applicable Laws and regulations. All Taxes due and owing by each Target (whether or not shown on any Tax Return) have been paid. No Target currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where any Target does not file Tax Returns that any Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith) upon any of the assets of any Target.

(ii)        Each Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)       No Target has received in writing a notice that federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Target. No Target has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Targets have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Target. Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and non-U.S. Income Tax Returns filed with respect to any Target for taxable periods ended on or after December 31, 2017. Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Target filed or received since December 31, 2016.

(iv)       No Target has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)        No Target is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event). Each Target has disclosed on their federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662. No Target is a party to or bound by any Tax allocation or sharing agreement. No Target (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return or (B) has any Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(vi)       The unpaid Taxes of each Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Target in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, no Target has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(vii)      No Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1)            change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2)            use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(3)           “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law) executed on or prior to the Closing Date;

(4)            intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law);

(5)            installment sale or open transaction disposition made on or prior to the

Closing Date;

(6)	prepaid amount received on or prior to the Closing Date; or

(7)	election under Code Section 108(i).

(viii)     No Target has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(ix)        No Target is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b).

(x)         No Target (A) is a “controlled foreign corporation” as defined in Code Section 957, (B) is a “passive foreign investment company” within the meaning of Code Section 1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xi)       No Target has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(xii)       Each Target has been classified and taxed as a partnership under subchapter K of the Code and corresponding state law, at all times during their existence and will be up to and including the Closing Date.

(xiii)      Notwithstanding anything to the contrary set forth in this Agreement, No Target or Seller makes any representation regarding the use, amount or availability of any Tax attributes, net operating losses, Tax basis or other similar item in any period (or portion thereof) on or after the Closing.

(l)            Real Property.

(i)         Section 4(l)(i) of the Disclosure Schedule sets forth the address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(1)            a Target has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(2)            except as set forth in Section 4(l)(i)(2) of the Disclosure Schedule, no Target has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(3)            other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)        Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). Sellers have delivered to Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(1)            such Lease is legal, valid, binding, enforceable and in full force and effect;

(2)            the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Third Party Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(3)            Targets’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of Sellers, there are no disputes with respect to such Lease;

(4)            to the Knowledge of Sellers, none of Target nor any other party to the Lease is in material breach of or default under such Lease, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(5)            no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(6)            no Target owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(7)            the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any Target;

(8)            no Target has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(9)            no Target has collaterally assigned or granted any other Lien (other than any Permitted Encumbrance) in such Lease or any interest therein.

(iii)       The Owned Real Property identified in Section 4(l)(i) of the Disclosure Schedule, and the Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the business of Targets; and no Target is a party to any agreement or option to purchase any real property or interest therein.

(iv)       All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in reasonable condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the business of Targets. To the Knowledge of Sellers, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Targets as currently conducted thereon.

(v)        No Target has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.

(vi)       To the Knowledge of Sellers, the Real Property is in material compliance with all Applicable Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”).

(vii)      Target’s use or occupancy of the Real Property or any portion thereof and the operation of the business of Targets as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(viii)     To the Knowledge of Sellers, the current use and occupancy of the Owned Real Property and the operation of the business of Targets as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(ix)        To the Knowledge of Sellers, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m)          Intellectual Property.

(i)          Section 4(m)(i) of the Disclosure Schedule lists all registered Target Intellectual Property. To the Knowledge of Sellers, no Intellectual Property, other than the Target Intellectual Property, is necessary to conduct Targets’ business operations in the Ordinary Course of Business. Each equity holder, officer, director, manager, employee and consultant of any Target has assigned to a Target all Intellectual Property rights that he or she owns that are used in the business of Targets. Targets have taken all commercially reasonable and appropriate measures to preserve the confidentiality of the trade secrets that comprise any part of the Target Intellectual Property, and, To the Knowledge of Sellers, there are no unauthorized uses, disclosures or infringements of any such trade secrets by any Person. All domain names owned by Sellers or Targets related to the business of Targets are listed on Section 4(m)(i) of the Disclosure Schedule.

(ii)        Except as disclosed in Section 4(m)(ii) of the Disclosure Schedule, Targets owns the entire right, title and interest in, to and under, or has a valid license to use, all Target Intellectual Property, free and clear of any Liens (except for Permitted Encumbrances). Section 4(m)(ii) of the Disclosure Schedule contains a complete list (and where appropriate, a description) of all of the products manufactured, distributed or sold by the Targets. Targets own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written agreement, all Intellectual Property used, necessary or useful to fully conduct their businesses as presently conducted and as presently proposed to be conducted, including without limitation, all proprietary formulas, manufacturing processes, packaging, labeling and copyrights, and that, none of such products or formulas, manufacturing processes, packaging, labeling or copyrights have been licensed or provided for the use of any third party. Except as set forth in this Agreement, immediately after the Closing, the Target Intellectual Property will be owned or licensed and available for use by Buyer on terms and conditions substantially the same terms and conditions to those under which, immediately prior to the Closing, Sellers owned or licensed and used the Target Intellectual Property, without the imposition of any additional obligations, restrictions or limitations.

(iii)        Section 4(m)(iii) of the Disclosure Schedule identifies each item of intellectual property that any third party owns and that any Target uses pursuant to license, sublicense, agreement, covenant not to sue, or permission (an “IP License”). Targets have delivered to Buyer correct and complete copies of all such IP Licenses. Each of the IP Licenses is legal, valid, binding, enforceable, and in full force and effect in all material respects. No Target that is party to any IP License is in material breach or default, and, and, to the Knowledge of Sellers, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder. No Target has granted any license or other rights (contractual or otherwise) that would entitle a third party to copy, distribute, use or otherwise exploit any Target Intellectual Property in any manner.

(iv)       To the Knowledge of Sellers, the conduct of the Targets’ business and the Targets’ use of Target Intellectual Property has not infringed upon, misappropriated or violated, and does not infringe upon, misappropriate or violate, the rights of any third party, nor are the Sellers aware of any infringement, misappropriation or violation that will occur as a result of the continued operation of the Targets’ business as currently conducted. To the Knowledge of Sellers, no rights of Targets with respect to Target Intellectual Property have been infringed upon, misappropriated or violated by any third party. To the Knowledge of Sellers, no information of Targets regarded as confidential or proprietary has been disclosed to a third party, other than pursuant to a valid and binding confidentiality agreement.

(v)         To the extent that any Target Intellectual Property has been developed or created independently or jointly by a person other than the Targets, such other Person has delivered to the Targets a duly executed and valid written assignment transferring to the Targets ownership of all of such Person’s rights in and to all Intellectual property in the developed work.

(vi)       None of the software used in the Targets’ business is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, such as the GNU’s General Public License or Lesser/Library GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL)), that requires or could require or conditions or could condition the use or distribution of such software on the disclosure, licensing, or distribution of any Source Code for any portion of such software or that otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the Targets to use or distribute such software.

(vii)      Targets are not currently using, nor will it be necessary for Buyer or Targets from and after the Closing Date to use: (A) any inventions or other Intellectual Property rights of any Targets’ past or present officers, managers, employees or contractors; or (B) any inventions or other Intellectual Property rights of any of Targets’ past or present directors, managers, officers, employees, shareholders or agents, or (C) to the Knowledge of Sellers, any confidential information or trade secrets of any former employer of any such Person, in each case to the extent such inventions or other Intellectual Property rights have not been assigned to a Target.

(viii)     Except for the Social Media Accounts listed in Section 4(m)(viii) of the Disclosure Schedule, none of the Sellers nor the Targets has any interest in or any rights to, or has administrative or operational control over any Social Media Accounts that are used (or were formerly used) in connection with the Targets’ cannabis business, or that use or include the term “Ilera” or any word or term confusingly similar thereto.

(ix)       Targets have a valid and enforceable license to all use software included in the Target Intellectual Property. To the Knowledge of Sellers, all software included in the Target Intellectual Property is free of all viruses, worms, Trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that could reasonably be expected to disrupt its operation.

(n)          Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Targets own and lease have been maintained in the Ordinary Course of Business, are in good operating condition and repair (subject to normal wear and tear) and are, to the Knowledge of Sellers, free from material defects (patent and latent),.

(o)           Inventory. The inventory of Targets consists of raw materials and supplies, cultivated trim, processed products (oils), work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, subject to a recall, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Targets.

(p)          Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any Target is a party:

(i)          any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $50,000;

(iii)       any agreement concerning a partnership or joint venture that is currently in force;

(iv)       any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)        any material agreement that restricts the ability of the Targets to freely engage or compete in any line of business anywhere in the world;

(vi)       any material agreement between any Target, on the one hand, and any Seller or an Affiliate of Seller (other than Targets), on the other hand, other than any Employee Benefit Plan;

(vii)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees with outstanding obligations in place;

(viii)      any collective bargaining agreement with a labor organization relating to employees of the Targets;

(ix)        any agreement for the employment of any individual on a full-time or part-time basis or, consulting of an individual, or other basis providing annual compensation in excess of $150,000 or providing material severance benefits;

(x)         any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees (other than the advancement of expenses to employees and other service providers in the Ordinary Course of Business);

(xi)        any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)       any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)      any settlement, conciliation or similar agreement with any Governmental Authority or which will involve payment after the execution date of this Agreement of consideration in excess of $50,000 ;

(xiv)      any agreement under which any Target has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 (other than the advancement of expenses to employees and other service providers in the Ordinary Course of Business); or

(xv)       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Sellers has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(p) of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no Target is in material breach or default, to the Knowledge of Sellers, no other party is in material breach or default, and, to the Knowledge of Sellers, no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of Sellers, no party has repudiated any material provision of the agreement, except in each of clauses (B) and (C) as would not have a Material Adverse Effect.

(q)          Notes and Accounts Receivable. All notes and accounts receivable of Targets are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the Ordinary Course of Business.

(r)           Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of any Target.

(s)          Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements but excluding any policies related to any Employee Benefit Plan) with respect to which any Target is a party, a named insured, or otherwise the beneficiary of coverage, (i) the name, address and telephone number of the insurer, (ii) the name of the policyholder, and the name of each covered insured (iii) the policy number and the period of coverage, and (iv)   the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no Target, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Sellers, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of Sellers, no party to the policy has repudiated any material provision thereof. Section 4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting any Target.

(t)           Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which any Target is or, at any time since formation of such Target, was (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of Seller, threatened to be made a party to any Action, suit, hearing or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u)          Product Warranty. Each product manufactured, sold, leased, or delivered by Targets has been in conformity with all applicable contractual commitments and all express and implied warranties, and no Target has any Liability (and, to the Knowledge of Sellers, there is no basis for any present or future Action, suit, hearing, investigation, charge, complaint or claim against any of them giving rise to any Liability) for damages in connection therewith, and there has not been, nor is there under consideration or investigation by Targets, any product recall or post-sale warning conducted by or on behalf of Targets concerning any product manufactured, produced, distributed or sold by or on behalf of Targets. No product manufactured, sold, or delivered by any Target is subject to any guaranty, warranty, or other indemnity.

(v)           Product Liability. No Target has any Liability (and, to the Knowledge of Sellers, there is no basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Targets. All products sold by Targets have been produced, packaged and labelled in accordance with all Applicable Laws in all respects and are fit for the intended use and human consumption, merchantable, not adulterated or misbranded and free of any defects. No products sold by Targets were grown/processed and/or dispensed with or contain any pesticides in violation of Applicable Law.

(w)          Employees.

(i)         Section 4(w)(i) of the Disclosure Schedule contains a correct and complete list of the employees and independent contractors of Targets as of the date hereof, including each such person’s name, job title or function, and job location; whether such person is subject to an employment agreement or consulting agreement; a true, correct and complete listing of his or her current salary, wage or fee payable by a Target, including any bonus, contingent or deferred compensation due and payable to such person as of the date hereof; the total compensation paid by a Target to each such person for the fiscal year ending December 31, 2018, including any bonus, contingent or deferred compensation; the amount of accrued but unused vacation time; and his or her current status (as to leave or disability status, employee or independent contractor, full time or part time, and exempt or nonexempt). No Target is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. Buyer has been supplied with a correct and complete copy of each employment or consulting agreement set forth in Section 4(w)(i) of the Disclosure Schedule. Since January 1, 2016, each Target has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.

(ii)        All individuals presently characterized and treated by any Target as independent contractors or consultants are properly characterized as independent contractors under all Applicable Laws, and all Target employees presently classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are reasonably classified as such.

(iii)       Except as set forth in Section 4(w)(iii) of the Disclosure Schedule, to the Knowledge of Sellers, no executive-level employee of any Target has disclosed to the Sellers or any Target any plans to terminate employment or relationship with that Target within one (1) year of the date hereof, and all employees are over the age of twenty-one (21).

(iv)       No Target is subject to any labor union or collective bargaining agreement and no such agreement is currently being negotiated by or involving any Target. No Target has (i) any unfair labor practice charge or complaint against it in respect of its business that is pending or, to Knowledge of Sellers, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) any material labor relations problems, including any material grievances, strikes, lockouts, disputes, request for representations, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages pending, threatened or anticipated in respect of its business and there have been no strikes, lockouts, disputes, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages, and (iii) any pending, or to Knowledge of Sellers, threatened or anticipated Actions, charges, complaints or investigations that involve the labor relations of Targets, including but not limited to, issues relating to employment discrimination, wage and hour and occupational health and safety.

(v)        Except as set forth in Section 4(t) of the Disclosure Schedule, no Target is a party or, to Knowledge of Sellers, threatened to be made a party to any Action, suit, hearing, or investigation brought by or on behalf of any employee, former employee, independent contractor, or former independent contractor of any Target, including but not limited to any of the following: (i) wrongful termination, (ii) breach of employment agreement, (iii) unpaid wages or hours, (iv) workplace harassment or discrimination, (v) workers’ compensation, (vi) unemployment insurance, or (vii) any investigation or enforcement Action brought or threatened to be brought by the United States Department of Labor or any similar state or local agency.

(x)           Employee Benefits.

(i)           Section 4(x)(i) of the Disclosure Schedule sets forth a list of: (A) all ERISA Affiliates of any Target and (B) all “employee benefit plans” as defined by Section 3(3) of ERISA, and all other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, change-in-control, disability, accident, death benefit, hospitalization, health, medical, vision, insurance, welfare benefit or other plan, program, policy, practice, arrangement or contract agreement maintained or sponsored by any Target for the benefit of any employee, director or independent contractor of any Target or under which any Target has (or could reasonably be expected to have) any Liability (whether or not subject to ERISA) (each an “Employee Benefit Plan”).

(ii)          For each Employee Benefit Plan, the Sellers have provided to Buyer correct and complete copies of the following documents, to the extent applicable:

(1)           the most recent IRS determination letter (or opinion letter);

(2)           all pending applications for rulings, determinations, opinions, no action letters and similar or related matters filed with any governmental agency;

(3)           the annual report/return (Form Series 5500) with financial statements and attachments for the most recent plan year;

(4)           current plan documents and amendments, summary plan descriptions, summary of material modifications, trust agreements, insurance contracts, service agreements; and

(5)           all closing letters, audit finding letters, Internal Revenue Service agent findings and other similar or related documents.

(iii)          No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code or is subject to Title IV of ERISA or Section 412 of the Code and the Targets and their ERISA Affiliates have no Liability under Title IV of ERISA or with respect to any Multiemployer Plan.

(iv)         No leased employees (as defined in Section 414(n) of the Code), independent contractors or other individuals who are not common law employees of the relevant Target is eligible for, or participates in, any Employee Benefit Plan.

(v)         With respect to each Employee Benefit Plan:

(1)            all contributions, premiums, fees or charges due and owing to or in respect of the Employee Benefit Plan, have been paid in accordance with the terms of the Employee Benefit Plan, and applicable Law;

(2)            all such payments accrued to date as Liabilities which have not been paid have been properly recorded on the Financial Statements;

(3)            no Taxes, penalties or fees are owing in connection with the Employee Benefit Plan and no compensation shall be includable in the gross income of any employee of any Target as the result of the operation of Section 409A of the Code;

(4)            each Employee Benefit Plan has at all times been operated in material compliance with ERISA, the Code, all other Applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of the Employee Benefit Plan;

(5)            no Employee Benefit Plan promises or provides medical, health, life or other welfare benefits to retirees or former employees of any Target, or provides severance benefits to employees, except as otherwise required by COBRA or any comparable state statute requiring continuing health care coverage or pursuant to any individual contract with any employee, director or independent contractor in effect as of the date hereof;

(6)            neither the execution of this Agreement nor the consummation of the transaction will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of any Target;

(7)            there are no pending, nor has any Target received written notice of any threatened (or, to the Knowledge of Sellers, any other threatened), proceedings other than ordinary and usual claims for benefits under any Employee Benefit Plan;

(8)            no Target established or contributed to, is required to contribute to or has or could have any Liability with respect to any “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA;

(9)            the relevant Target can terminate each Employee Benefit Plan without further material Liability to the Target and no action or omission of any Target, or any of their respective directors, officers, employees, or agents in any way restricts, impairs or prohibits the Targets from amending, merging or terminating any Employee Benefit Plan in accordance with the express terms of the Employee Benefit Plan and Applicable Law; and

(10)          no Target has any liability with respect to any Employee Benefit Plan outside of the United States.

(vi)          Except as set forth on Section 4(x)(vi) of the Disclosure Schedule, no Target is subject to any penalties pursuant to Section 4908H(a) and/or Section 4908H(b) of the Code with respect to any month in the current calendar year and immediately preceding four calendar years for either not providing all of the relevant Target’s full-time employees (and their dependents) with the opportunity to enroll in “minimum essential coverage” (as defined under Section 4980H of the Code) under a Target group health plan and/or such minimum essential coverage does not satisfy the minimum value or affordability requirements of Section 4980H of the Code.

(y)           Guaranties. No Target is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(z)	Environmental, Health, and Safety Matters.

(i)         Each Target, since formation, has complied and is in compliance, with all Environmental, Health, and Safety Requirements.

(ii)        Without limiting the generality of the foregoing, each Target has obtained, since formation, has complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.

(iii)       No Target has received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv)       No Target, nor, to the Knowledge of Sellers, any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(v)        No Target, nor, to the Knowledge of Sellers, their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, repaired, or distributed products or other items containing asbestos and none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi)       Sellers and Targets have delivered to Buyer all material environmental audits, reports, and other material environmental documents relating to Targets’, or their predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa)         Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Targets in the conduct of their business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target. The Systems are sufficient for the needs of the businesses of Target, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Each Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Targets’ business.

(bb)        Certain Business Relationships with Target. None of Sellers, their Affiliates, Sellers’ directors, officers, employees, and members and Targets’ directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Targets within the past 12 months, and none of the Sellers, their Affiliates, Sellers’ directors, officers, employees, and shareholders and Targets’ directors, officers, employees, and shareholders owns any material asset, tangible or intangible, that is used in the business of Targets.

(cc)        Suppliers. Since the date of the Most Recent Balance Sheet, no material supplier of the Targets has indicated to any Seller or Target that it shall stop, or decrease the rate of, supplying materials, products or services to any Target.

(dd)         Data Privacy. Targets’ businesses have complied with and, as presently conducted, are in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Targets and have complied with, and are presently in compliance with, its and their respective policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. No Target has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and no Target is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(ee)          Size of Person. As of the date of this Agreement and until the Closing Date, the Targets’ ultimate parent entity (as defined in 16 C.F.R. § 801.1(a)(1)), does not have at least $180 million or more of total assets or at least $180 million annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11, and thus does not satisfy the larger size of person test under the HSR Act.

Section 5.      Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof:

(a)          General. Each of the Parties will use reasonable commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as promptly as possible (including satisfaction, but not waiver, of the conditions to Closing set forth in Section 7 below).

(b)	Permits, Notices and Consents.

(i)         Sellers will cause each Target to give any required notices and file with the DOH all necessary notices, forms and information necessary to change the ownership of Healthcare and Dispensing, and will cause each Target to use reasonable best efforts to obtain any third party consents and consents from any Governmental Authority referred to in Section 4(c) (the “Third Party Consents”). Each of the Parties will (and Sellers will cause each Target to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

(ii)        Without limiting the generality of the foregoing, in the event that such filing is required, each of the Parties will as promptly as practicable and in any event within ten (10) Business Days of the date hereof file (and Sellers will cause each Target to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) under the HSR Act. In such event, or in the event of any Action under any applicable Antitrust Laws (an “Antitrust Action”), each of the Parties will use commercially reasonable efforts to (A) cooperate and coordinate with the other in the making of such filings or responding to such Antitrust Action; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings or respond to such Antitrust Action; (C) supply (or cause the other to be supplied) any information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made or in connection with such Antitrust Action; and (D) take all reasonable action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other applicable Antitrust Laws; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the transactions contemplated hereby or other actions necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as possible, in each case as soon as practicable. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby pursuant to the HSR Act or any other applicable Antitrust Laws or other Antitrust Action, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. No party shall stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull or refile any filing made under the HSR Act without the advance written agreement of the other party. Parent and Sellers each shall be responsible for payment of fifty percent (50%) of any filing fees required under Antitrust Laws, including the HSR Act.

(iii)        Notwithstanding the foregoing, nothing in this Agreement will require Parent, Buyer or any of their Affiliates to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by Parent, Buyer or their Affiliates of all or any portion of the business or assets of Targets or compel Parent, Buyer or Affiliates (by consent decree, hold separate order or otherwise) to dispose of or hold separately all or any portion of the business or assets of Parent, Buyer and their Affiliates or Targets after the consummation of the transactions contemplated hereby, or impose any limitation, restriction or prohibition on the ability of Parent, Buyer and their Affiliates to conduct their business or own such assets, (B) restrict, prohibit or limit the ownership or operation by any of Targets of all or any portion of the business or assets of any of Parent, Buyer or their Affiliates or compel any of Parent, Buyer or their Affiliates to dispose of or hold separately all or any portion of the business or asset of Parent, Buyer or Targets, or impose any limitation, restriction or prohibition on the ability of Parent, Buyer or their Affiliates to conduct their business or own such assets or (C) impose limitations on the ability of Buyer to consummate the transactions contemplated hereby.

(iv)       In furtherance and not in limitation of the foregoing, each Party shall, subject to any restrictions under Applicable Laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Party from a Governmental Authority in connection with the transactions contemplated hereby and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other oral or written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the transactions contemplated hereby to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the transactions contemplated hereby and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any Action under Applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the transactions contemplated hereby; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the transactions contemplated hereby without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Buyer, Parent, Sellers and Targets may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Buyer, Parent, Seller and Targets may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis.

(c)           Operation of Business. Except as set forth on Schedule 5(c), Sellers will not cause or permit Targets to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, subject to Applicable Law including Antitrust Laws, without the consent of Buyer (which shall not be unreasonably conditioned, withheld, delayed or denied). Without limiting the generality of the foregoing, and subject to Applicable Law, except as set forth on Schedule 5(c), Sellers will not cause or permit Targets to (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity or redeem, purchase, or otherwise acquire any of its equity or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above other than in the Ordinary Course of Business, without the consent of Buyer (which shall not be unreasonably conditioned, withheld, delayed or denied). Nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the operations of Sellers or Targets prior to Closing. Prior to Closing, Sellers and Targets shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding the foregoing, nothing in this Section 5(c) shall prohibit the Sellers or Targets from taking any action or omitting to take any action as expressly required by this Agreement or as required by Applicable Law.

(d)           Preservation of Business. Sellers will use commercially reasonable efforts to cause each Target to use commercially reasonable efforts to keep their business and properties substantially intact in the Ordinary Course of Business, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)           Access. Subject to Applicable Law including Antitrust Laws, each Seller will permit, and the Sellers will cause each Target to permit, representatives of Buyer (including legal counsel and accountants) to have access at all reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of Targets, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each Target; provided, however, that (a) in no event shall the Sellers or Targets be required to furnish Buyer with any documents or information that (i) any Seller or Target is required by Applicable Law to keep confidential or (ii) that would reasonably be expected to jeopardize the status of such document or information as privileged work product or as a trade secret. Buyer will treat and hold as such any Confidential Information it receives from any of Sellers and Targets in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and Targets all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Sellers’ Agent, none of Buyer, Parent or their representatives shall contact any suppliers or licensors to or customers of, the Sellers or Targets in connection with or pertaining to any subject matter of this Agreement.

(f)           Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)          Exclusivity. No Seller will (and Sellers will cause Targets not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity or other voting securities, or any substantial portion of the assets, of Targets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Seller will vote its Target Equity in favor of any such acquisition.

(h)          Maintenance of Real Property. Sellers will cause each Target to maintain the Real Property, including all of the Improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted.

(i)           Leases. Sellers will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall Targets enter into any new lease, sublease, license, or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

(j)           Title Insurance . Buyer may obtain, at its sole option and expense, (a) a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form or other form of policy acceptable to Buyer (the “Title Commitments”) for each Owned Real Property (other than Owned Real Property located outside the United States) from a title insurance company satisfactory to Buyer (the “Title Company”), and (b) title insurance policies from the Title Company, insuring each of Targets’ fee simple title to each Owned Real Property as of the Closing Date (the “Title Policies”); provided, however, that (i) Sellers shall provide the Title Company with any affidavits, undertakings, memoranda or other assurances reasonably requested by the Title Company to issue the Title Policies, (ii) Seller shall provide Buyer with any existing Title Commitments, Title Policies and Surveys in its possession or control and (iii) and such access shall be granted to Buyer in accordance with Section 5(e) to the extent reasonably required to conduct the Surveys. The Title Policies will insure each of Targets’ fee simple title to each Owned Real Property as of the Closing Date. If the Title Commitments or Surveys reveal any Lien on the title, other than Permitted Encumbrances, Buyer may notify Seller in writing of such objectionable matter as soon as Buyer determines that such matter is not a Permitted Encumbrance, and Sellers shall use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement. In the event the Title Company amends or updates the Title Commitments based on such objectionable matters, Buyer may furnish to Sellers a written statement of any objections to any matter first raised in the updated Title Commitments, other than Permitted Encumbrances, and Seller shall use commercially reasonable efforts to remove such objectionable matter.

(k)           Tax Matters. Except as otherwise provided herein or in connection with the transactions referred to in this Agreement, without the prior written consent of Buyer, no Target shall make or change any material election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Targets, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the Tax liability of any Target for any period ending after the Closing Date.

(l)            Prohibition on Trading in Parent Shares. From the date of this Agreement until the Closing, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, purchase or sell any Parent Shares.

(m)         Pre-Closing Financial Statements. Seller shall deliver to Buyer by the fifteenth (15th) day of the month following the end of each calendar month a true and complete statement of unaudited monthly financial statements for the immediately preceding month prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis with past practice of Targets and throughout the periods involved.

Section 6.       Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)        General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below) to ensure the orderly transition of the ownership of the Targets to Buyer and to minimize any disruption to the business of the Targets that might result from the transactions contemplated hereby. Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Targets (collectively, the “Records”); provided, that, Buyer shall cause the Targets to retain the Records for a period of seven (7) years following the Closing. Following the expiration of such period, the Targets may dispose of such delivered Records, provided that if requested in writing by the Sellers’ Agent, Buyer shall deliver any of such Records as the Sellers’ Agent may reasonably request at the Sellers’ Agent’s sole cost and expense. During the period in which the Targets maintains such Records, upon reasonable notice and request by the Seller, the Target, during normal business hours, shall permit the Sellers or any of their representatives to examine, copy and make extracts from all Records, at the Sellers’ Agent’s sole cost and expense, as the Sellers or any of their representatives are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Applicable Law relating in whole or in part to the Sellers’ Agent or the Sellers’ prior ownership of the Targets, including with respect to any financial reporting obligation of the Seller.

(b)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Action, suit, hearing, investigation, charge, complaint or claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, Action, failure to act, or transaction on or prior to the Closing Date involving Targets, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access its books and records, in accordance with Section 5(e), as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)           Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d) at the Buyer’s sole cost. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt or become subject to any other penalty under Applicable Law, that Seller may disclose the Confidential Information to such Governmental Authority; provided, however, that the disclosing Seller shall use commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Notwithstanding the foregoing, in connection with the enforcement of or any dispute over the terms of this Agreement or any agreement entered into in connection with this Agreement, each of the Sellers and their Affiliates may disclose the terms of such agreements and documents to the extent necessary for their enforcement or in connection with any such dispute; provided, such Seller or Affiliate shall seek the court’s permission to disclose such materials under seal or an order of confidentiality, without waiving any of the rights of such Seller or Affiliate. Notwithstanding anything to the contrary herein, each of the Seller and its Affiliates shall be permitted to disclose the terms of agreements to which such Seller or Affiliate is a party and relevant financial aspects and consequences of the transactions contemplated by this Agreement that are directly relevant to such Seller or Affiliate to their service providers, so long as such Seller or Affiliate instructs that such information shall be kept confidential and such party agrees to keep such information confidential.

(d)	Non-Competition and Non-Solicitation.

(i) Non-Competition. In consideration for a portion of the Purchase Price payable hereunder, as shown on Schedule B, and with the intention of protecting the legitimate business interest of Buyer, including without limitation, good will and trade secrets of Targets, each of Torsten Geers, Zoltan Kerekes, Osagie Imasogie, Lisa Gray, Gregory Rochlin and Miles Norin (each a “Restricted Party”, and collectively, “Restricted Parties”) covenants and agrees with Buyer that, during the period commencing on the date of this Agreement and terminating on the three (3) year anniversary of the Closing, such Restricted Party will not, without the prior written consent of Buyer, which consent may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, joint venturer, equityholder (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any cannabis growing/processing or dispensing business or entity in Pennsylvania. Each Restricted Party recognizes the importance to Buyer of protecting the business and assets of the Targets post-Closing and hereby agrees that the restrictive covenants set forth in this Section 6 are reasonable in all respects as written, and are acceptable to them in all respects. Each of the Sellers acknowledges that Buyer would not consummate the transactions contemplated by this Agreement but for the covenants contained in this Section 6.

(ii)        Non Solicitation. In consideration for the Purchase Price payable hereunder, each Restricted Party covenants and agrees with Buyer that during the period commencing on the date of this Agreement and terminating on the three (3) year anniversary of the Closing, such Restricted Party will not, without the prior written consent of Buyer, which consent may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, joint venturer, equityholder (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) hire or solicit any current employee of any Target, or induce or encourage any such employee to leave such employment, or hire any such employee who has left such employment less than six months prior to Closing; (ii) solicit, induce or entice, or attempt to solicit, induce or entice, any suppliers or customers of any Target or potential suppliers or customers of a Target for purposes of diverting their business or services from Targets; or (iii) discourage any suppliers or customers of any Target from maintaining the same business relationships with Targets after the Closing as it maintained with Targets prior to Closing. Notwithstanding the foregoing, hiring or engaging any individual or contractor who (A) applies for a position in response to an advertisement in a publication or medium of general circulation that is not specifically targeted to individuals or independent contractors who are or have been engaged by or associated with any Target, (B) is identified through an employee recruiting or search firm engaged to conduct a search that does not specifically target any employees or independent contractors who are or have been engaged by or associated with any Target, or (C) is terminated by Buyer or its Affiliates shall not constitute a violation of this Section 6.7(e)(ii).

(iii)        No Disparagement. In consideration for the Purchase Price payable hereunder, each Seller covenants and agrees with Buyer that it will not make (or permit its principals, members, managers, officers, directors, employees, agents, attorneys, affiliates, successors or assigns, if any, to make) any false, misleading, derogatory or disparaging statements concerning Buyer or any Target and/or the principals, officers, directors, employees, agents, attorneys, affiliates, successors or assigns of Buyer or any Target. Nothing in this Section 6.7(e)(iii) shall limit any Seller’s or any of its Affiliates’ ability to make true and accurate statements or communications in connection with any disclosure such Seller or Affiliate reasonably believes is required pursuant to Applicable Law.

(iv)        Injunctive Relief. Each Seller agrees that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Section is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause Targets and/or Buyer, the Parties agree that in addition to any other remedies or relief that may be available to them, Buyer shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction against and restraining an actual or threatened breach, violation or violations. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

(e)       Transfer of Control. Subject to Section 6(g), below, immediately following the Closing, Sellers will provide Buyer or Buyer’s designee with control over the administrative rights to the domain names and Social Media Accounts listed in Section 4(m) of the Disclosure Schedule and will cooperate with Buyer to effectuate the transfer of such domain names and Social Media Accounts to Buyer, at no cost or expense to Buyer.

(f)            Restrictions on Parent Shares. Sellers acknowledge and agree that they shall not sell or transfer the Parent Shares until the date that is four months and one day after the date of issuance.

(g)           Operations. For so long as Healthcare is being operated within [***]% of Budget (as measured by all material metrics) (and provided that the Post-Closing Management Team is notified of any failure to achieve such metrics and given a reasonable opportunity to cure any such failure), (i) Buyer and Parent acknowledge that Greg Rochlin, Andy Sack, Ryan McWilliams and Amanda Fries (collectively, the “Post-Closing Management Team”) will have primarily responsibility for the management and control of the business of Healthcare until the date of the Final Payment, (ii) except as required by Applicable Law, none of Buyer, Parent or their Affiliates shall take any actions that would prevent the Post-Closing Management Team from operating the business of Healthcare in the Ordinary Course of Business in all material respects (including terminating the employment (other than for cause), or changing any of the compensation, of any members of the Post-Closing Management Team), and (iii) notwithstanding the foregoing, Healthcare shall be able to take the following actions without the consent of Buyer so long as such actions are taken in good faith by the Post-Closing Management Team and are reasonably necessary or useful to the growth of the business of Healthcare (including, without limitation, the 2019 Revenue and 2020 Revenue):

(i)	sell, lease, transfer, or assign any Healthcare’s assets, tangible or intangible;

(ii)	enter, terminate, modify or cancel any agreement, contract, lease, or license; or

(iii)	make capital expenditures consistent with the Budget.

In the event that, prior to the time at which the Final Payment is made, Greg Rochlin is unable or unwilling to serve as a member of the Post-Closing Management Team, the Sellers shall be able to appoint another individual acceptable to Parent and Buyer, in their discretion, to serve as a member of the Post-Closing Management Team in the capacity previously held by Mr. Rochlin.

Section 7.     Conditions to Obligation to Close.

(a)        Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)       the representations and warranties set forth in Section 3(a) and Section 4 shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)       Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)       Targets shall have obtained and delivered to Buyer all of the Third Party Consents set forth on Schedule 7(a)(iii) (other than with respect to Antitrust Laws including the HSR Act) including from the DOH;

(iv)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered an order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transaction or causing and of the transactions contemplated hereunder to be rescinded following completion thereof.

(v)       Buyer shall have received satisfactory background checks on the individual owners of Sellers;

(vi)      With respect to the HSR Act, any applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(vii)      no Action shall be pending wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Equity and to control Targets, or (D) materially and adversely affect the right of Targets to own their assets, maintain their Permits, and to operate their businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), subject to Section 5(d);

(viii)    Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(ix)       Buyer shall have received from Sellers the Transition and License Agreement in form and substance as set forth in Exhibit B attached hereto dated as of the Closing Date;

(x)       Buyer shall have received from Sellers’ Agent the Escrow Agreement dated as of the Closing Date;

(xi)       Buyer shall have received from Sellers an equity power and assignment separate from security, in favor of Buyer, for the Target Equity;

(xii)       Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Targets set forth on Schedule 7(a)(xii);

(xiii)    Targets shall deliver to Buyer an affidavit, under penalties of perjury, stating that each Target is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”);

(xiv)    each of Greg Rochlin, Andy Sack, Ryan McWilliams and Amanda Fries shall have entered into employment agreements (with customary noncompetition and non-solicitation provisions) and equity agreements with Buyer on terms reasonably satisfactory to Sellers and Buyer, and such agreements shall be in full force and effect as of the Closing;

(xv)     Sellers shall have delivered to Buyer copies of the certificate of organization of each Target, certified no more than five (5) Business Days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Target’s organization;

(xvi)    Sellers shall have delivered to Buyer copies of the certificate of good standing of each Target, issued no more than five (5) Business Days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Target’s organization and of each jurisdiction in which each such Person is qualified to do business; and

(xvii)   Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of formation of such Target since the date specified in clause (xiii) above; (ii) the operating agreement of such Target ; and (iii) any resolutions of the managers of such Target relating to this Agreement and the transactions contemplated hereby.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)       Conditions to Sellers’ Obligation. The Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)         the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)       Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)       no Action wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)     Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects; and

(v)      the Parties, and Targets shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

Sellers’ Agent may waive any condition specified in this Section 7(b) on behalf of Sellers if they execute a writing so stating at or prior to the Closing.

Section 8.       Remedies for Breaches of This Agreement.

(a)           Survival. The Parties, intending to shorten the applicable statute of limitations period, agree that all of the representations and warranties of Sellers contained in Section 4 (other than Sections 4(a), (b), (c), (d), (j) and (k) above, the “Fundamental Representations”) shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall expire on the later of (i) the date that is fifteen months after the Closing or (ii) December 31, 2020. All of the other representations and warranties contained in this Agreement, including the Fundamental Representations, and the covenants of Sellers in Section 2(a) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of the maximum period for bringing a claim permitted under the relevant statute of limitations.

(b)	Indemnification Provisions for Buyer’s Benefit.

(i)       In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of its representations or warranties contained herein (other than the representations and warranties in Section 3(a)), and provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 11(h) below before expiration of the applicable survival period set forth in Section 8(a) above, then such survival period shall not expire with respect to such claim and, each Seller shall be obligated, severally and not jointly, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach); provided, however, that except in the case of Fraud or intentional misrepresentation, Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from the breach of any representation or warranty of Sellers contained in Section 4 (other than the representations and warranties of Sellers contained in Sections 4(a), 4(b), 4(c) and 4(d)) unless and until the Buyer has paid, incurred, suffered or sustained at least $[***] in Adverse Consequences in the aggregate (the “Basket Amount”), in which case the Buyer shall be entitled to recover all Adverse Consequences, including the Basket Amount, paid, incurred, suffered or sustained by Buyer.

(ii)        In the event any Seller breaches any of its covenants in Section 2(a) above or any of its representations and warranties in Section 3(a) above and provided that Buyer makes a written claim for indemnification against such Seller pursuant to Section 11(h) below before expiration of the applicable survival period set forth in Section 8(a) above, then such survival period shall not expire with respect to such claim and such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer (including any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(iii)       Each Seller shall be obligated severally and not jointly to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Indebtedness or Target Transaction Expenses not paid in accordance with Section 2 hereunder.

(iv)       Notwithstanding anything to the contrary herein, (i) the Escrow Amount shall be the sole and exclusive source of funds available to satisfy any indemnification obligations of the Sellers with respect to any breach of any representation or warranty of Sellers contained in Section 4 (other than the Fundamental Representations), and once the Escrow Amount is reduced to zero, Buyer shall have no further rights to indemnification in respect thereof. In addition, in no event shall the aggregate amount otherwise required to be paid by any Seller under this Section 8 exceed the amount of Purchase Price actually received by that Seller pursuant to this Agreement.

(c)           Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11(h) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer agrees to indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d)	Matters Involving Third Parties.

(i)        If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)        Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim reasonably actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii)        So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(iv)        In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, but shall not consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld conditioned or delayed) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e)        Determination of Adverse Consequences. All indemnification payments under this Section 8  and Section 9 shall be deemed adjustments to the Purchase Price. With respect to any matter that may give rise to a claim for indemnification against any other Party (a “Claim”), the Indemnifying Party shall use commercially reasonable efforts to assert all claims under all applicable insurance policies, and any Adverse Consequences that may be recovered by the Indemnifying Party hereunder with respect to such Claim shall be reduced by the amount of any insurance proceeds actually received with respect thereto, net of: (a) any deductibles for the applicable insurance policies; (b) any increase in the premium for the applicable insurance policies arising from such Adverse Consequences; and (c) any other reasonable costs and expenses (including fees and expenses of attorneys, accountants and other experts) incurred in connection with collecting such proceeds.

(f)	Exclusive Remedy.

(i)        Subject to Section 8(f)(ii), Section 9 and Section 11(q), the foregoing indemnification provisions are the sole and exclusive remedy any Party (and each of their Affiliates) may have with respect to the representations, warranties and covenants set forth in this Agreement and the transactions contemplated by this Agreement.

(ii)        Notwithstanding anything in Section 8 to the contrary, nothing in this Section 8 shall (a) prohibit Buyer or any of its Affiliates from bringing a claim against any Person, including any Seller, alleging such Person committed Fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement, or (b) limit any remedy Buyer or such Affiliate may have against such Person in the event a court of competent jurisdiction determines that such Person is liable for Fraud or intentional misrepresentation.

(g)       No Duplication of Recovery. Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any Adverse Consequences resulting from any breach of any representation or warranty are specifically taken into account as a current liability, specifically reserved or accrued, or otherwise specifically accounted for in the calculation of Closing Working Capital, Buyer may not recover such Adverse Consequences through a Claim pursuant to this Section 8 or otherwise and (ii) no Indemnifying Party may recover duplicative Adverse Consequences in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

(h)           Duty to Mitigate. The Indemnifying Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event which would give rise thereto; provided, however, that, in all cases (a) the Indemnifying Party need only use commercially reasonable efforts, (b) in no event shall an Indemnified Party be required to bring or continue any Action unless required by Applicable Law and (c) all reasonable costs and expenses (including fees and expenses of attorneys, accountants and other experts) incurred in connection with any efforts to mitigate shall be indemnifiable Adverse Consequences hereunder.

(i)            Disclaimer of Punitive and Exemplary Damages. Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall be liable to any Indemnified Party under this Agreement for exemplary or punitive damages unless paid or payable to a third party or as a remedy in the case of Fraud or intentional misrepresentation.

Section 9.      Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a)           Tax Indemnification. Each Seller shall jointly and severally indemnify Targets, Buyer, and each Affiliate of Buyer and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Targets for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii)  all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than Targets) imposed on any Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (collectively, “Pre-Closing Taxes”). Notwithstanding the foregoing or anything to the contrary set forth herein, the Sellers shall not be obligated to indemnify any Person to the extent such Tax (i) is for a taxable period beginning after the Closing Date and, with respect to any taxable period that includes (but does not end on) the Closing Date, is for the portion of such taxable period beginning after the Closing Date; or (ii) relates to the use, amount or availability of any Tax attributes, net operating losses, tax basis or other similar item in any period (or portion thereof) on or after the Closing.

(b)	Tax Returns; Straddle Period.

(i)        The Sellers’ Agent shall prepare and file all Tax Returns that relate to the status of the Targets as partnerships for applicable federal and state Tax purposes for periods on or prior to the Closing Date (“Pass-Through Returns”). In the case of Taxes that are payable by a Target with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(1)        in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(2)        in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(ii)        Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Target that are filed after the Closing Date for any Straddle Period (each, a “Straddle Period Tax Return”). Buyer shall permit Sellers’ Agent to review and comment on each such Tax Return, together with any and all workpapers supporting the creation of the Tax Return, at least twenty (20) days prior to filing and Buyer shall consider in good faith any request to incorporate in such Tax Returns the reasonable comments so provided by Sellers’ Agent. Sellers shall be responsible for all Pre-Closing Taxes of the Targets shown on such Straddle Period Tax Returns, and Sellers shall pay to (or, as directed by) Buyer their share of all Pre-Closing Taxes as shown on such Straddle Period Tax Returns no less than five (5) Business Days before the due date of such Straddle Period Tax Returns.

(iii)        Buyer and Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other, in connection with any Contest with respect to Tax Returns. Buyer will have control over any such Contest, through counsel of its own choosing, however, any expenses associated with such Contest shall be allocated between Sellers and Buyer based upon the percentage of Pre-Closing Tax liability to total Tax liability shown on such Tax Returns, and, provided, further, that the Buyer shall keep the Sellers’ Agent informed of all material developments regarding such Contests, and the Buyer shall not be permitted to settle, compromise, or otherwise resolve any matter relating to such Contests without the Sellers’ Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(iv)        Upon the final resolution of liability for any Tax due on any Straddle Period Tax Return, including after resolution of any Contest, Sellers shall pay to Buyer any deficiency between the amount already paid by Sellers to Buyer pursuant to Section 9(b)(ii) above, and the Pre-Closing Taxes of the Targets shown on such final Straddle Period Tax Returns.

(v)        Any disputes between the Sellers’ Agent and Buyer with respect to the amount of Taxes owing by the Sellers for such Straddle Period Tax Returns shall be resolved by the Independent Accountant, the cost of which shall be borne 50% by Sellers and 50% by Buyer.

(c)           Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Targets that are filed after the Closing Date other than Pass-Through Returns, as provided above.

(d)	Cooperation on Tax Matters.

(i)        Buyer, Targets and Sellers shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding (a “Contest”) with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If, subsequent to the Closing, Buyer, Targets or any of their Affiliates (including the Target’s Subsidiaries) receive notice of a Contest with respect to any Pre-Closing Tax Period with respect to which Sellers may be required to provide indemnification under this Agreement, then within ten (10) Business Days after receipt of such notice, the Buyer shall notify the Sellers’ Agent of such notice. Buyer and Sellers agree that any settlement or other negotiated payment, or any portion thereof, to be made to the Internal Revenue Service arising out of the Pre-Closing Tax Period shall not be agreed upon unless previously approved by Sellers in writing, which approval shall not be unreasonably withheld or delayed. Targets and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Targets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, Targets or Sellers, as the case may be, shall allow another Party to take possession of such books and records.

(ii)        Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)        Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e)          Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Targets shall be terminated as of the Closing Date and, after the Closing Date, Targets shall not be bound thereby or have any liability thereunder.

(f)            Certain Taxes and Fees. The Buyer and the Sellers shall each pay 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement when due, and Buyer and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           Tax Refunds. Any Income Tax refunds that are received by Targets, where such refund relates to a Pre-Closing Tax Period, shall be for the account of Sellers and Buyer shall pay over to the Sellers’ Agent for distribution to Sellers any such refund received within 15 days after receipt thereof; provided, however that any Tax attributes of Targets that are available as of the Closing Date are for Buyer’s sole benefit and Sellers shall not be entitled to any compensation for use thereof.

(h)           Parent Shares. Each Seller acknowledges that owning the Parent Shares may subject them to tax consequences both in the United States and Canada. Except as otherwise provided in this Agreement relating to the Parent’s representations contained in this Agreement, each Seller is responsible for all tax consequences arising as a result of such Seller’s receipt and ownership of the Parent Shares.

(i)             Tax Treatment, Other Matters. Each of the Parties hereto agrees that the transactions referred to herein that involve the acquisition of 100% of the equity interests in a Target shall, where appropriate under Applicable Law, be treated as transactions described in Situation 2 of Revenue Ruling 99-6. Buyer and Sellers shall agree to allocate the Purchase Price (and other applicable items) (i) among the interests in the Targets sold and (ii) among the assets of the Targets, in each case as set forth on Schedule B. The Parties shall report the transactions set forth in this Agreement for all Tax purposes consistently with such allocations, unless otherwise required pursuant to a “final determination” within the meaning of Section 1313 of the Code. All items of loss and deduction attributable to the payment of Indebtedness and Transaction Expenses shall be allocated by the Parties to the taxable years or other periods of the Targets ending on or before the Closing. To the extent allowed by Applicable Law, Parent and Buyer agree to treat the Interim Payment and the Final Payment as deferred contingent purchase price potentially eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law as appropriate, together with interest imputed under Section 483 or 1274 of the Code.

(j)        Post-Closing Tax Actions. Following the Closing, without the prior written consent of the Sellers’ Agent, Buyer and the Targets will not (and will not permit their respective Affiliates, including the Targets’ Subsidiaries, to) (i) except for Tax Returns filed pursuant to this Section, file or amend any Tax Returns of the Targets or their Subsidiaries with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed pursuant to this Section, after the date such Tax Returns are filed, amend any such Tax Returns, (iii) make or change any Tax election or change any method of accounting that has a retroactive effect to any Tax Return of the Targets or any of their Subsidiaries for a Pre-Closing Tax Period, or (iv) voluntarily approach any Tax authority regarding any Tax or Tax Return of the Targets or any of their Subsidiaries for a Pre-Closing Tax Period (each, a “Prohibited Tax Action”), if in each case such Prohibited Tax Action increases the Sellers’ Tax liability in a Pre-Closing Tax Period or could reasonably be expected to form the basis for a claim of indemnification against the Sellers pursuant to this Agreement. Notwithstanding the foregoing, if Buyer, on advice of its Tax advisors, reasonably believes that a Prohibited Tax Action is required by Applicable Law, then, with twenty (20) days’ advance notice to the Sellers’ Agent, Buyer shall be permitted to take such Prohibited Tax Action; provided that if Sellers’ Agent, on advice of its Tax advisors, objects in writing to the taking of such Prohibited Tax Action within such twenty (20) day period, the Parties shall refer the matter for resolution to an independent tax advisory firm mutually selected by the Buyer and the Sellers’ Agent; provided that if the Buyer and the Sellers’ Agent are unable to agree on an independent tax advisory firm within five (5) days following Sellers’ Agent’s objection notice, each shall, within two (2) days thereafter, select its own tax advisory firm, which together shall select an independent tax advisory firm to resolve the matter. The cost of the independent tax advisory firm shall be borne equally by Buyer and Sellers.

Section 10.     Termination.

(a)       Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)         Buyer and Sellers’ Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)        Buyer may terminate this Agreement by giving written notice to Sellers’ Agent at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers’ Agent of the breach, and the breach has continued without cure for a period of 30 days after receipt by Sellers’ Agent of the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2019, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)        Sellers’ Agent may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after receipt by Buyer of the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2019, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 6(d) above shall survive termination.

(c)           Failure to Pay Purchase Price. In the event that the Buyer is unable to fully fund the Purchase Price as set forth in this Agreement (and does not cure such failure within 14 Business Days (or such longer period agreed by Buyer and Sellers’ Agent if the failure is systemic, i.e. 2008 global financial system collapse and not specific to Buyer or Parent)) then the Purchase Price already paid under Section 2 shall, at the election of Sellers’ Agent, (i) be repaid, or (ii) be converted into a minority interest in Targets at a $225,000,000 valuation for Targets (in which case Buyer shall transfer ownership of the Targets back to Sellers (subject to its minority interest) and become party to any equityholder agreements of Targets). By way of example, if Buyer pays the Closing Consideration of $50,000,000 and does not pay any additional Purchase Price, Sellers can either repay $50,000,000 to Buyer or receive a 22.22% equity in each Wholly Owned Target.

Section 11.     Miscellaneous.

(a)           Nature of Sellers’ Obligations. The covenants of each Seller in Section 2(a) above concerning the sale of its Target Equity to Buyer and the representations and warranties of each Seller in Section 3(a) above concerning the transaction are individual obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(b)           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers’ Agent; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(c)           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers’ Agent; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)            Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when delivered to the recipient by reputable overnight courier service (charges prepaid), (iii) when delivered to the recipient by facsimile transmission or electronic mail (upon confirmation of delivery by a manner other than automatic message), or (iv) when delivered the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	With a copy (which shall not constitute notice) to:
To the address set forth on Schedule A	Cooley LLP
902 Carnegie Center, Suite 500

Princeton, NJ 08540
Attention: Geoffrey Starr
E-mail: gstarr@cooley.com

If to Buyer or Parent:	With a copy (which shall not constitute notice) to:

TerrAscend Corp.
P.O. Box 43125	Fox Rothschild LLP
Mississauga, ON	2000 Market Street, 20th Floor
L5C 1W2	Philadelphia, PA 19103
Canada	USA
Attn: Brian Feldman, General Counsel	Attn: Stephen M. Cohen, Esq.
[***]	Facsimile: (215) 299-2150
Email: smcohen@foxrothschild.com
AND
Fox Rothschild LLP
1001 Fourth Avenue, Suite 4500
Seattle, WA 98154
USA
Attn: Pamela A. Grinter, Esq.
Facsimile: (206)389-1708
Email: pgrinter@foxrothschild.com

If to Sellers’ Agent::	With a copy (which shall not constitute notice) to:
Osagie Imasogie	Cooley LLP
[***]	902 Carnegie Center, Suite 500
[***]	Princeton, NJ 08540
[***]	Attention: Geoffrey Starr
E-mail: gstarr@cooley.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)            Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(j)            Mandatory Arbitration. Except for any claim for injunctive relief under Section 11(q) below, any controversy or claim between or among the Parties arising out of or relating to this Agreement shall be determined exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of JAMS (the “Rules”). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules at the offices of the JAMS in Philadelphia, Pennsylvania, unless the Parties mutually agree otherwise. The Parties shall share the costs of the arbitration equally; however, each Party shall be responsible for its own attorneys’ fees and other costs and expenses. All parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or relating to this Agreement, or any breach hereof, including any claim that this Agreement, or any part of it, is invalid, illegal or otherwise voidable or void. The decision of the arbitrator shall be final and conclusive upon all Parties.

(k)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Agent. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)          Expenses. Each Buyer, Seller, and Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers will also bear the cost and expenses of Targets as of Closing (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(n)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference in this Agreement to $ shall mean U.S. dollars. Any reference in this Agreement to “made available” or “delivered” means a document or other information that was provided or made available to Parent and Buyer and their representatives in the electronic or virtual data room managed by the Sellers in connection with the transactions contemplated by this Agreement.

(o)           Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p)          Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(q)           Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Targets is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(r)       Sellers’ Agent.

(i)        The Sellers, pursuant to this Agreement, hereby appoint Osagie Imasogie as the Sellers’ Agent, who shall be the Sellers’ representative and attorney-in-fact for each Seller. The Sellers’ Agent shall have the authority to act for and on behalf of each of the Sellers, including without limitation, to amend this Agreement, to give and receive notices and communications, waivers and consents under this Agreement, to act on behalf of the Sellers with respect to any matters arising under this Agreement, to authorize delivery to the Buyer of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Sellers’ Agent shall have the right to (i) employ accountants, attorneys and other professionals on behalf of the Sellers, and (ii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Sellers’ Agent hereunder, and (B) the interests of the Sellers under this Agreement. The Sellers’ Agent shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated with notice to Buyer. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to the Buyer; provided, however, that the Sellers’ Agent may not be removed unless all of the Sellers agree to such removal and to the identity of the substituted Sellers’ Agent. Any vacancy in the position of the Sellers’ Agent may be filled by approval by those Sellers who hold or held a majority of the Target Equity prior to the Closing. No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall not receive compensation for its services. Notices or communications to or from the Sellers’ Agent shall constitute notice to or from each of the Sellers during the term of the Agreement.

(ii)        The Sellers’ Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Sellers’ Agent while acting in good faith and in the exercise of reasonable judgment. The Sellers’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Sellers’ Agent based on such advice and the Sellers’ Agent shall not be liable to anyone. The Sellers’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no covenants or obligations shall be implied under this Agreement against the Sellers’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Sellers’ Agent determined by him to be reasonably necessary to carry out the purposes of his obligations. The Sellers shall severally and pro-rata, in accordance with their respective pro-rata share of the Purchase Price, indemnify the Sellers’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. Specifically, each Seller hereby agrees to reimburse the Sellers’ Agent for his pro rata share of any reasonable and documented costs or expenses (including attorneys’ fees) incurred by the Sellers’ Agent in pursuing a dispute pursuant this Agreement.

(iii)        A decision, act, consent or instruction of the Sellers’ Agent shall constitute a decision, act, consent or instruction from all of the Sellers and shall be final, binding and conclusive upon each of the Sellers. Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Agent as being the decision, act, consent or instruction of every such Seller. Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Agent. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Agent.

(iv)        At Closing, Buyer shall deposit by wire transfer of immediately available funds to the account designated by the Sellers’ Agent an amount equal to $200,000 (the “Sellers’ Agent Expense Amount”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Agent for his obligations in connection with this Agreement and the transactions contemplated hereby. The Sellers’ Agent shall disperse to the Sellers the remaining balance of the Sellers’ Agent Expense Amount in accordance with the allocation schedule set forth on Schedule A, as and when determined by the Sellers’ Agent in his sole discretion.

(s)           Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) of the transactions contemplated by this agreement; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(t)            General Release and Discharge. BY VIRTUE OF THEIR EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, THE SELLERS, FOR AND ON BEHALF OF THEIR ASSIGNS, BENEFICIARIES, ADMINISTRATORS, AND AFFILIATES (THE “RELEASING PARTIES”) DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE THE TARGETS, AND THEIR CURRENT AND FORMER DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS AND SUCCESSORS AND ASSIGNS FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES, INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS) OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SELLERS EVER HAD, NOW HAVE OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF. NOTWITHSTANDING THE FOREGOING, THE RELEASING PARTIES DO NOT WAIVE OR RELEASE ANY RIGHTS (I) BASED UPON, ARISING OUT OF OR RELATING TO RIGHTS IN FAVOR OF THE RELEASING PARTIES CREATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY AGREEMENT ENTERED IN CONNECTION WITH THIS AGREEMENT OR (II) UNDER THE INDEMNIFICATION AND EXCULPATION PROVISIONS CONTAINED IN THE TARGET’S ORGANIZATIONAL DOCUMENTS OR UNDER ANY EMPLOYMENT OR INDEMNIFICATION AGREEMENT OR INSURANCE POLICY.

(u)           Guarantor. Parent hereby fully, unconditionally and irrevocably guarantees Buyer’s obligations under Section 2 of this Agreement, as and when due, all in accordance with the terms of this Agreement. Parent hereby acknowledges that, this guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Buyer and that a separate action may be brought against Parent whether or not an action is commenced against Buyer under this Agreement. Parent hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Buyer, any right to require a proceeding first against the Buyer, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full. To the fullest extent permitted by law, the obligations of Parent hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against the Buyer pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, whether or not Parent received notice of or consented to the same, and Parent waives all need for notice of the same, unless consented to in writing by the Sellers and (c) any change in the existence (corporate or otherwise) of the Buyer or Parent or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. Notwithstanding anything herein to the contrary, in any action commenced by Seller to enforce this guaranty, Parent shall be entitled, in relation to the foregoing, to any and all of the rights, defenses and equities to which Buyer would be entitled in respect of such guaranteed obligations.

(v)           No Other Representations; Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Buyer acknowledges and agrees (i) that no Seller or Target is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in this Agreement (as modified by the Disclosure Schedule), and (ii) that Parent and Buyer are entering into and consummating the transactions contemplated hereby solely based upon and subject to (and neither Parent nor Buyer has relied on any other representations or warranties other than) the specific representations and warranties of Sellers and Targets set forth in this Agreement (as modified by the Disclosure Schedule).

(w)	No Conflict.

(i)        Each of the Parties, for itself and its Affiliates, (i) hereby confirms that no engagement that Cooley LLP (the “Pre-Closing Counsel”) has undertaken or may undertake on behalf of any of the Targets, any of the Sellers or any of their respective current or former equity holders, the Sellers’ Agent, or any of their respective Affiliates (the “Continuing Clients”) will be asserted by any of the Targets, Parent or Buyer either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Pre-Closing Counsel from, any current or future representation of any of the Continuing Clients, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Pre-Closing Counsel in any continuing or post-Closing representation of any of the Continuing Clients.

(ii)        Each of Parent, Buyer, Sellers and the Targets, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between or among any of the Continuing Clients, on the one hand, and Pre-Closing Counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, or any matter relating to any of the foregoing (collectively, “Protected Material”): (i) are privileged and confidential communications and documentation between or among one or more of the Continuing Clients and such counsel; (ii) shall be deemed to belong solely to the Continuing Clients; and will not pass to, be claimed, held or used by or become, following the Closing, an asset or property of Parent, Buyer or its Affiliates (including any of the Targets). From and after the Closing, (A) none of Parent, Buyer, any Target nor any Person purporting to act on behalf of or through Parent, Buyer, Seller or any Target, or any of their respective Affiliates, will seek to obtain Protected Material by any process, (B) each of Parent, Buyer, Seller and each Target, on behalf of itself and its Affiliates, irrevocably waives and will not assert against any of the Continuing Clients, or against any manager, director, member, partner, officer, employee or affiliate of any of the Continuing Clients, any attorney-client privilege, or any right to discover or obtain information or documentation, with respect to any communication relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, between Pre-Closing Counsel, on the one hand, and either any of the Continuing Clients, on the other hand, occurring prior to the Closing in connection with any representation from and after the Closing.

(iii)        Notwithstanding the foregoing, none of the Parties hereby waive any attorney-client privilege, including relating to the negotiation, documentation and consummation of the transactions hereby, in connection with any third-party private or governmental adversarial investigation, proceeding, or litigation.

(iv)        Upon and after the Closing, none of Parent, Buyer or their Affiliates (including, after the Closing, the Targets) shall have any right of access to any communications or to the files of Pre-Closing Counsel relating to any Protected Material. Without limiting the generality of the foregoing, (i) only Continuing Clients and their respective Affiliates (and not Parent, Buyer or their Affiliates (including, after the Closing, the Targets)) shall be the sole holders of the attorney-client privilege with respect to such communications and files, and (ii) Pre-Closing Counsel, shall have no duty to reveal or disclose any attorney-client communications, work product or files to Parent, Buyer or their Affiliates (including, after the Closing, the Targets) by reason of any pre-Closing attorney-client relationship between such counsel and any of the Continuing Clients or their respective Affiliates.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PARENT:

TerrAscend Corp.

a corporation incorporated under the Ontario Business Corporations Act

/s/ Matthew Johnson
By: Matthew Johnson
Title: President, TerrAscend Corp.

BUYER:

WDB Holding PA, Inc.
a Delaware corporation

/s/ Matthew Johnson
By: Matthew Johnson
Title: President, WDB Holding PA, Inc.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SELLERS:

Ilera Holdings LLC
a Pennsylvania limited liability company

/s/ Lisa Gray
By: Lisa Gray
Title: Manager

Mera I LLC
a Maryland limited liability company

/s/ Myles Norin
By: Myles Norin
Title: Sole Member

Mera II LLC
a Maryland limited liability company

/s/ Matt Turner
By: Matt Turner
Title: Sole Member

SELLERS’ AGENT:

/s/ Osagie Imasogie
Osagie Imasogie

Exhibit A—Financial Statements*

Exhibit B—Form of Agreement*

Exhibit C—Working Capital Statement*

Exhibit D – Budget*

Schedule A – Allocation of Purchase Price amongst Sellers*

Schedule B – Allocation of Purchase Price for Tax Purposes*

Annex I—Exceptions to Buyer’s Representations and Warranties Concerning Transaction* Annex II – Exceptions to Parent’s Representations and Warranties Concerning Transaction*

Disclosure Schedule—Exceptions to Representations and Warranties Concerning Sellers and Targets*

*All Exhibits, Schedules, Annexes and the Disclosure Schedule have been redacted.